Exhibit 10.1

Execution Version

Published CUSIP Numbers:

Deal CUSIP = 46981MAZ0

Revolver = 46981MBA4

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 6, 2023

among

JACOBS SOLUTIONS INC.,

as Holdings

JACOBS ENGINEERING GROUP INC.

and

CERTAIN SUBSIDIARIES,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

The Other L/C Issuers and Lenders Party Hereto,

BANK OF AMERICA, N.A., BNP PARIBAS,

WELLS FARGO BANK, NATIONAL ASSOCIATION and

TD BANK, N.A.

as Co-Syndication Agents

THE BANK OF NOVA SCOTIA,

HSBC BANK USA, NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

BOFA SECURITIES, INC.,

BNP PARIBAS SECURITIES CORP.,

WELLS FARGO SECURITIES, LLC and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners, and

BOFA SECURITIES, INC.,

as Sustainability Coordinator

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	40
1.03	Accounting Terms	41
1.04	Rounding	41
1.05	Exchange Rates; Currency Equivalents	41
1.06	Additional Alternative Currencies	42
1.07	Change of Currency	43
1.08	Times of Day	43
1.09	Letter of Credit Amounts	43
1.10	Interest Rates	43
1.11	References to Agreements and Laws	44

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	44

2.01	Committed Loans	44
2.02	Borrowings, Conversions and Continuations of Committed Loans	44
2.03	Letters of Credit	46
2.04	Swing Line Loans	55
2.05	Prepayments	57
2.06	Termination or Reduction of Commitments	58
2.07	Repayment of Loans	59
2.08	Interest	59
2.09	Fees	60
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	60
2.11	Evidence of Debt	61
2.12	Payments Generally; Administrative Agent’s Clawback	62
2.13	Sharing of Payments by Lenders	64
2.14	Designated Borrowers	64
2.15	Increase in Commitments	66
2.16	Cash Collateral	67
2.17	Defaulting Lenders	68
2.18	Extension of Maturity Date	71
2.19	Sustainability Adjustments	72

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	75

3.01	Taxes	75
3.02	Illegality	84
3.03	Inability to Determine Rates	85
3.04	Increased Costs	89
3.05	Compensation for Losses	91
3.06	Mitigation Obligations; Replacement of Lenders	91
3.07	Survival	92

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	92

4.01	Conditions of Initial Credit Extension	92
4.02	Conditions to Certain Credit Extensions	94

ARTICLE V	REPRESENTATIONS AND WARRANTIES	95

5.01	Existence, Qualification and Power; Compliance with Laws	95
5.02	Authorization; No Contravention	95

i

5.03	Governmental Authorization; Other Consents	95
5.04	Binding Effect	95
5.05	Financial Statements; No Material Adverse Effect	95
5.06	Litigation	96
5.07	No Default	96
5.08	Ownership of Property; Liens	96
5.09	Environmental Compliance	96
5.10	Affected Financial Institutions	96
5.11	Taxes	96
5.12	ERISA Compliance; Foreign Plans	96
5.13	Subsidiaries	97
5.14	Margin Regulations; Investment Company Act	97
5.15	Disclosure	98
5.16	Compliance with Laws	98
5.17	Taxpayer Identification Number; Other Identifying Information	98
5.18	Intellectual Property; Licenses, Etc	98
5.19	Foreign Obligor Representations	98
5.20	OFAC; USA Patriot Act	99
5.21	Anti-Corruption Laws; AML Laws	100
5.22	Company’s Authority to Act	100
5.23	Covered Entity	100

ARTICLE VI	AFFIRMATIVE COVENANTS	100

6.01	Financial Statements	100
6.02	Certificates; Other Information	101
6.03	Notices	102
6.04	Payment of Taxes and Claims	103
6.05	Preservation of Existence, Etc	103
6.06	Maintenance of Properties	103
6.07	Maintenance of Insurance	103
6.08	Compliance with Laws	103
6.09	Books and Records	103
6.10	Inspection Rights	104
6.11	Use of Proceeds and Letters of Credit	104
6.12	Approvals and Authorizations	104
6.13	Anti-Corruption Laws; Sanctions; AML Laws	104

ARTICLE VII	NEGATIVE COVENANTS	104

7.01	Liens	104
7.02	Indebtedness	107
7.03	Fundamental Changes	108
7.04	Dispositions	108
7.05	Change in Nature of Business	108
7.06	Transactions with Affiliates	108
7.07	Use of Proceeds	108
7.08	Changes in Accounting	109
7.09	Financial Covenant	109
7.10	Sanctions	109
7.11	Anti-Corruption Laws; AML Laws	109

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	109

8.01	Events of Default	109
8.02	Remedies Upon Event of Default	111
8.03	Application of Funds	112

ARTICLE IX	ADMINISTRATIVE AGENT	113

9.01	Appointment and Authority	113
9.02	Rights as a Lender	113
9.03	Exculpatory Provisions	114
9.04	Reliance by Administrative Agent	115
9.05	Delegation of Duties	115
9.06	Resignation of Administrative Agent and L/C Issuers	115
9.07	Non-Reliance on Administrative Agent, Arrangers, Sustainability Coordinator and Other Lenders	117
9.08	No Other Duties, Etc	118
9.09	Administrative Agent May File Proofs of Claim	118
9.10	Certain ERISA Matters	118
9.11	Recovery of Erroneous Payments	119

ARTICLE X	MISCELLANEOUS	120

10.01	Amendments, Etc.	120
10.02	Notices; Effectiveness; Electronic Communication	122
10.03	No Waiver; Cumulative Remedies; Enforcement	123
10.04	Expenses; Indemnity; Damage Waiver	124
10.05	Payments Set Aside	126
10.06	Successors and Assigns	126
10.07	Treatment of Certain Information; Confidentiality	130
10.08	Right of Setoff	131
10.09	Interest Rate Limitation	131
10.10	Integration; Effectiveness	132
10.11	Survival of Representations and Warranties	132
10.12	Severability	132
10.13	Replacement of Lenders	132
10.14	Governing Law; Jurisdiction; Etc.	133
10.15	Waiver of Jury Trial	134
10.16	No Advisory or Fiduciary Responsibility	135
10.17	Electronic Execution; Electronic Records; Counterparts	135
10.18	Judgment Currency	136
10.19	USA PATRIOT Act	137
10.20	English Language	137
10.21	Amendment and Restatement	137
10.22	ENTIRE AGREEMENT	138
10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	138
10.24	Acknowledgement Regarding Any Supported QFCs	139

SCHEDULES

1.02	Existing Letters of Credit
2.01	Commitments and Applicable Percentages; Letters of Credit Commitments; Swing Line Commitments
2.19	Sustainability Table
5.03	Authorizations and Consents
5.09	Environmental Matters
5.12	ERISA Matters
5.13	Subsidiaries; Other Equity Investments
5.17	Identification Numbers for Loan Parties
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Designated Borrower Request and Assumption Agreement
H	Designated Borrower Notice
I	Opinion
J	U.S. Tax Compliance Certificates
K	Pricing Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of February 6, 2023, among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each issuer of letters of credit from time to time party hereto (collectively, the “L/C Issuers” and individually, an “L/C Issuer”), and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

This Agreement amends, restates, supersedes and replaces in its entirety the Existing Credit Agreement, and is not intended to, and will not, act as a novation of the Obligations and other indebtedness, liabilities and other obligations thereunder.

The Company has requested that the L/C Issuers and the Lenders provide a multicurrency revolving credit facility (including a letter of credit sub-facility) with a U.S. Dollar swing line subfacility, and the L/C Issuers and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Term Loan” means that certain Term Loan Agreement dated as of March 25, 2020 (as amended by that certain First Amendment to Term Loan Agreement (LIBOR Transition) dated December 6, 2021, that certain Second Amendment to Term Loan Agreement dated August 26, 2022 and that certain Third Amendment to Term Loan Agreement dated as of the date hereof, and as may be further amended, restated, extended, supplemented or otherwise modified from time to time), by and among Holdings, the Company, Jacobs U.K. Limited, the lenders from time to time party thereto and the Administrative Agent.

“2023 Term Loan” means that certain Amended and Restated Term Loan Agreement dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified from time to time), by and among Holdings, the Company, the lenders from time to time party thereto and the Administrative Agent.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Company).

“Act” has the meaning specified in Section 5.20(b).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company, the L/C Issuers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Advance Funding Arrangements” means any arrangements requested by the Company and acceptable to the Administrative Agent in its sole discretion for the delivery of funds by Lenders to or for the account of the Administrative Agent for safekeeping pending their delivery by the Administrative Agent to the Company on the Closing Date to fund Committed Loans of such Lenders on such date.

“Advance Funding Documentation” means such deposit account documentation, securities account agreements, custodial agreements, security agreements, funding indemnities or other documentation as the Administrative Agent may reasonably require in connection with Advance Funding Arrangements.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.18.

“Alternative Currency” means each of the following currencies: Euro, Sterling, Australian Dollars, Singapore Dollars, Swedish Krona and Canadian Dollars, together with each other Eligible Currency that is approved in accordance with Section 1.06; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment;

(b) denominated in Singapore Dollars, the rate per annum equal to the SORA Daily Rate determined pursuant to the definition thereof plus the SORA Adjustment; and

(c) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Agent and the Lenders pursuant to Section 1.06(c);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Reserve” means the U.S. Dollar amount equal to 5% of Total Outstandings denominated in Alternative Currencies.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “EURIBOR Rate”) on the day that is two (2) TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period;

(c) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “BBSY Rate”) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(d) denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “STIBOR Rate”) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(e) denominated in any other Alternative Currency other than currencies referred in clauses (a) through (d) above (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“AML Laws” means all Laws of any jurisdiction applicable to any Lender, the Loan Parties or any of their Subsidiaries from time to time concerning or relating to anti- money laundering.

“Applicable Authority” means (a) with respect to SOFR and Term SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR or Term SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Commitment Fee Percentage” has the meaning assigned to it in the definition of “Applicable Rate”.

“Applicable Interest Rate Percentage” has the meaning assigned to it in the definition of “Applicable Rate”.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the higher of the (a) Pricing Level associated with the current Debt Rating and (b) the Pricing Level associated with the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a); provided, that in the event of a difference in the Pricing Level under (a) and (b) above of more than one level then the level that is one level higher than the lower level will apply (for the purposes of this definition, Pricing Level 1 being the highest and Pricing Level 6 being the lowest):

Pricing Level	Debt Rating	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee		Applicable Rate for Term SOFR Loans and Alternative Currency Loans	Applicable Rate for Base Rate Loans and Swing Line Loans
				Financial Credit	Performance Credit
1	> A- / A3	<1.00:1	0.100%	0.875%	0.500%	0.875%	0.000%
2	BBB+ / Baa1	>1.00:1 but <1.50:1	0.125%	1.125%	0.675%	1.125%	0.125%
3	BBB / Baa2	>1.50:1 but <2.00:1	0.150%	1.250%	0.750%	1.250%	0.250%
4	BBB- / Baa3	>2.00:1 but <2.50:1	0.175%	1.375%	0.875%	1.375%	0.375%
5	BB+ / Ba1	>2.50:1 but <3.00:1	0.225%	1.500%	1.000%	1.500%	0.500%
6	≤ BB / Ba2	> 3.00:1	0.250%	1.625%	1.125%	1.625%	0.625%

The Applicable Rate with respect to Term SOFR Loans, Alternative Currency Loans, Swing Line Loans and Base Rate Loans may be referred to herein as the “Applicable Interest Rate Percentage” and the Applicable Rate with respect to the Commitment Fee may be referred to herein as the “Applicable Commitment Fee Percentage”. It is hereby understood and agreed that notwithstanding the foregoing, (a) the Applicable Commitment Fee Percentage shall be adjusted from time to time based upon the Sustainability Fee Adjustment (to be calculated and applied as set forth in Section 2.19) and (b) the Applicable Interest Rate Percentage shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.19).

The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date on which a Compliance Certificate is delivered (or required to be delivered) following the fiscal period ending March 31, 2023 shall be determined based upon Pricing Level 4.

Thereafter, each change in the Applicable Rate resulting from:

(a) A publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall materially change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency.

(b) A change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of BofA Securities, Inc., BNPPSC, TDS and WFS.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, and (c) in respect of any Permitted Receivables Facility, an amount equal to (i) the outstanding principal amount of Indebtedness incurred at such time by the Securitization Subsidiary, or (ii) if the Securitization Subsidiary has incurred no such Indebtedness, the unrecovered purchase price of all Permitted Receivables (or interest therein) sold or transferred by such Securitization Subsidiary to the conduit entity or other receivables credit provider relating to such Permitted Receivables Facility.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended September 28, 2022, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Australian Dollar” means the lawful currency of Australia.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (a) if the then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means, (a) the UK Bank Levy; or (b) any bank levy of any jurisdiction other than the UK in force as of the date of this Agreement which does not differ materially from the proposals for the design of levies on financial institutions as set out by the International Monetary Fund in the paper “A fair and substantial contribution by the financial sector” published in June 2012 and which is charged wholly or mainly by reference to the balance sheet of a Lender and/or any member of a group of such a Lender.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars.

“BBSY” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“BBSY Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.24.

“BNP” means BNP Paribas.

“BNPPSC” means BNP Paribas Securities Corp. in its capacity as a joint lead arranger.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or such other state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and (ii) Singapore Dollars, means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Sterling, Singapore Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Benchmark” means, initially, CDOR; provided that if a replacement of the Canadian Benchmark has occurred pursuant to Section 3.03(e), then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement” means, for any Available Tenor:

(a) For purposes of Section 3.03(e)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(i) the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or

(ii) the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and

(b) For purposes of Section 3.03(e)(ii), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Company as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;

provided that, if the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero percent, the Canadian Benchmark Replacement will be deemed to be zero percent for the purposes of this Agreement and the other Loan Documents.

Any Canadian Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Canadian Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Alternative Currency Daily Rate”, the definition of “Alternative Currency Term Rate”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Benchmark Transition Event” means, with respect to any then-current Canadian Benchmark other than CDOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, any Governmental Authority with jurisdiction over such administrator for such Canadian Benchmark, or the Bank of Canada, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark or (b) all Available Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Prime Rate” means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and (b) the average CDOR for a 30-day term plus 1⁄2 of one percent (1.00%) per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person; provided that if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Such prime rate is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“CDOR Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, the occurrence of either of the following (i) an event or series of related events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Holdings ordinarily entitled to vote for members of the board of directors or equivalent governing body of Holdings, on a fully-diluted basis, or (ii) Holdings ceases to own, directly, 100% of the Equity Interests of the Company.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Account” has the meaning specified in Section 2.03(o).

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Communication” means this Agreement, any Loan Document and any written document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, EURIBOR, CDOR, SONIA, SORA, BBSY, STIBOR or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “EURIBOR”, “CDOR”, “SONIA”, “SORA”, “BBSY”, “STIBOR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Liabilities” means, on any date, the consolidated current liabilities (other than the short-term portion of any long term Indebtedness of Holdings or any Subsidiary) of Holdings and its Subsidiaries, as such amounts would appear on a consolidated balance sheet of Holdings prepared as of such date in accordance with GAAP.

“Consolidated EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(a) Consolidated Net Income for such period; plus,

(b) the following to the extent deducted in calculating such Consolidated Net Income, the sum, without duplication, of amounts for:

(i) Consolidated Interest Charges;

(ii) the provision for Federal, state, local and foreign income taxes payable by Holdings and its Subsidiaries;

(iii) depreciation and amortization;

(iv) any extraordinary, unusual, infrequent or non-recurring losses;

(v) any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, restructuring, severance, business optimization, integration, transition, decommissioning, lease termination payments, consolidation and other restructuring costs, charges, accruals, reserves or expenses in an amount not to exceed 25% of Consolidated EBITDA (calculated prior to giving effect to any adjustment pursuant to this clause) in the aggregate in respect any such cash costs, charges, accruals, reserves or expenses attributable to Holdings and its Subsidiaries;

(vi) fees and expenses incurred during such period in connection with any proposed or actual equity issuance or any proposed or actual issuance or incurrence of any Indebtedness, or any proposed or actual Acquisitions, Investments or Dispositions, including any financing fees and any merger and acquisition fees;

(vii) any losses during such period resulting from the sale or Disposition of any assets of, or the discontinuation of any operations of, in each case, Holdings or any Subsidiary;

(viii) non-cash charges and expenses that are either (a) related to stock option awards or other equity compensation, (b) in connection with any Acquisition, Investment or Disposition or (c) impairment charges; and

(ix) any other non-cash charges or expenses (provided, that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made); minus,

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, any extraordinary, unusual, infrequent or non-recurring gains for such period;

provided, however, that if there has occurred an Acquisition, Investment or Disposition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Company, on a pro forma basis after giving effect to such Acquisition, Investment or Disposition as if such Acquisition, Investment or Disposition occurred on the first day of such period, and provided, further, that Consolidated EBITDA may, at the option of the Company, be further adjusted for any pro forma adjustments that are made in accordance with the SEC pro forma reporting rules under the Securities Exchange Act of 1934.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and the outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (except as provided below)), (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable and accrued liabilities incurred in the ordinary course of business, (ii) deferred compensation and (iii) any contingent earn-out obligation related to an Acquisition or Investment permitted hereunder), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and Permitted Receivables Facilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings, the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings, the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings, the Company or such Subsidiary; provided that for purposes of determining compliance with Section 7.09, “Consolidated Funded Indebtedness” shall include the aggregate undrawn stated amount of all Financial Credits and all payment and reimbursement obligations due in respect thereof; provided further that for purposes of determining the Applicable Rate, “Consolidated Funded Indebtedness” shall exclude the aggregate undrawn stated amount of any Financial Credits but shall include all payment and reimbursement obligations due in respect thereof; and provided further that “Consolidated Funded Indebtedness” shall exclude the aggregate undrawn stated amount of all Performance Credits, performance-based bank guarantees and performance-based surety bonds, but shall include all payment and reimbursement obligations due in respect thereof.

“Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, all interest expense in such period determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 6.01(a) or 6.01 (b).

“Consolidated Net Income” means, for any period, the consolidated net income of Holdings and its Subsidiaries as determined in accordance with GAAP.

“Consolidated Net Total Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Current Liabilities.

“Consolidated Net Worth” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, Shareholders’ Equity minus any amounts attributable to preferred stock that is mandatorily redeemable, or redeemable at the option of the holder thereof, at any time prior to the date that is one year after the Maturity Date.

“Consolidated Total Assets” means, on any date, the consolidated total assets of Holdings and its Subsidiaries, as such amounts would appear on a consolidated balance sheet of Holdings prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” has the meaning specified in Section 10.24.

“Covered Party” has the meaning specified in Section 10.24.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CTA” means the Corporation Tax Act 2010 of the United Kingdom.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate being established by the Administrative Agent.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, that Pricing Level shall apply; and (d) if the Company does not have any Debt Rating, the Debt Rating for Pricing Level 6 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Term SOFR Loans, Alternative Currency Loans and Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Term SOFR Loan or Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Right” has the meaning specified in Section 10.24.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, has notified the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or with respect to its obligations under other agreements generally in which it commits to extend credit (unless such public statement of non-compliance is due to the applicable debtor’s breach thereunder as a result of such Lender’s good faith dispute with respect to its obligations thereunder), (b) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (b) upon receipt of such written confirmation by the Administrative Agent and the Company), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction (including, without limitation, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property pursuant to a Division.

“Disregarded Entity” means any entity treated as disregarded as an entity separate from its owner under Treasury regulations Section 301.7701-3.

“Dividing Person” has the meaning specified in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Elevated Compliance Period” has the meaning specified in Section 7.09(a).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the

Administrative Agent shall promptly notify the Lenders and the Borrowers, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Holdings, the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“EURIBOR Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means each (a) CFC, (b) Foreign Holding Company, (c) Disregarded Entity all or substantially all of the assets of which are comprised of Equity Interests in one or more CFCs, and (d) Subsidiary that is organized under the laws of the United States or a political subdivision thereof and that is owned directly or indirectly by a Subsidiary that is not organized under the laws of the United States or a political subdivision thereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13), (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, or (iii) where such Lender is treated as a partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes, the later of the date on which such Lender acquired its applicable interest hereunder or the date on which the affected partner becomes a partner of such Lender, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), (d) any Taxes imposed pursuant to FATCA, (e) any U.S. backup withholding Taxes, (f) any loss or liability suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of a Bank Levy) and (g) with respect to any Credit Extension made to the Borrowers, any UK Tax Deduction regarded as an Excluded Tax pursuant to Section 3.01(i).

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 27, 2019 (as amended, restated, extended, supplemented or otherwise modified prior to the date hereof), among the Company, the Designated Borrowers party thereto, the Administrative Agent, and the lenders party thereto.

“Existing Letters of Credit” means the standby letters of credit listed on Schedule 1.02.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the letter agreement, dated December 22, 2022, among the Company, Jacobs U.K. Limited, the Administrative Agent and BofA Securities, Inc., (b) the letter agreement, dated February 3, 2022, among the Company, Wells Fargo and WFS, (c) the letter agreement, dated February 3, 2022, among the Company, BNP and BNPPSC, (d) the letter agreement, dated February 3, 2022, among the Company, TDB and TDS and (e) any other fee letter agreement or coordinator letter agreement by among the Company and the Sustainability Coordinator or any Arranger.

“Financial Credit” means a letter of credit used directly or indirectly to cover a default in payment of any financial contractual obligation of the Company and its Subsidiaries, including insurance-related obligations and payment obligations under specific contracts in respect of Indebtedness undertaken by the Company or any Subsidiary, and any letter of credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default in payment of any such financial contractual obligations, that is classified as a financial standby letter of credit by the FRB or by the OCC.

“FLOC Obligations” means, as at any date of determination, L/C Obligations in respect of Financial Credits.

“FLOC Sublimit” means an amount equal to $400,000,000. The FLOC Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Foreign Holding Company” means any Subsidiary organized under the laws of the United States or a political subdivision thereof all or substantially all of the assets of which are comprised of Equity Interests in one or more CFCs.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Plan” means any employee benefit plan maintained by Holdings or any of its Subsidiaries which is mandated or governed by any Laws of any Governmental Authority other than the United States or a state thereof.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or reasonable indemnity obligations in effect on the Closing Date or otherwise entered into in the ordinary course of business, including in connection with any acquisition or Disposition of assets or incurrence of Indebtedness or other obligations, in any case to the extent permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Third Amended and Restated Guaranty made by Holdings and the Company in favor of the Administrative Agent, the L/C Issuers and the Lenders, substantially in the form of Exhibit F.

“Historical Report” has the meaning specified in Section 2.19.

“HMRC DT Treaty Passport Scheme” means the United Kingdom HM Revenue & Customs DT Treaty Passport scheme for companies or other fiscally opaque entities resident in a country with which the United Kingdom has a double taxation treaty that provides for relief from United Kingdom income tax on interest arising in the United Kingdom.

“Holdings” means Jacobs Solutions Inc., a Delaware corporation.

“Increase Effective Date” has the meaning specified in Section 2.15.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (except as otherwise provided below):

(a) the principal amount of all obligations of such Person for borrowed money and the principal amount of all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (except as provided below);

(c) net obligations of such Person under any Swap Contract (only to the extent such net obligations result in a liability under GAAP);

(d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable and accrued liabilities incurred in the ordinary course of business, (ii) deferred compensation and (iii) any contingent earn-out obligation related to an Acquisition or Investment permitted hereunder);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and Permitted Receivables Facilities; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. For all purposes hereof (other than in respect of undrawn Financial Credits in determining compliance with Section 7.02 as further provided below), the Indebtedness of any Person shall exclude (x) the aggregate undrawn stated amount of all Financial Credits (but shall include all payment and reimbursement obligations due in respect thereof) and (y) the aggregate undrawn stated amount of all Performance Credits, performance-based bank guarantees and performance-based surety bonds and all payment and reimbursement obligations due in respect thereof (but shall include all payment and reimbursement obligations due in respect thereof). For purposes of determining compliance with Section 7.02 the Indebtedness of any Person shall (I) include the aggregate undrawn stated amount of all Financial Credits and all payment and reimbursement obligations due in respect thereof and (II) exclude all undrawn stated amounts of all Performance Credits, performance- based bank guarantees and performance-based surety bonds, but shall include all payment and reimbursement obligations due in respect thereof.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvent Domestic Subsidiary Limit” means, at any time, any of the following: (a) the sum of the revenues of all Insolvent Domestic Subsidiaries (based, in each case, upon the twelve- month period ended prior to the date on which any such Subsidiary became an Insolvent Domestic Subsidiary) equals or exceeds five percent (5%) or more of Holdings’ consolidated total revenue for the twelve-month period ending at the end of the fiscal quarter immediately preceding the date of calculation; or (b) the sum of the contribution of all Insolvent Domestic Subsidiaries (based, in each case, upon the contribution of each such Insolvent Domestic Subsidiary in the four fiscal quarters immediately preceding the date on which any such Subsidiary became an Insolvent Domestic Subsidiary) to Holdings’ Consolidated EBITDA equals or exceeds five percent (5%) of Holdings’ Consolidated EBITDA for the four fiscal quarters immediately preceding the date of calculation; or (c) the sum of the net book value of the assets of all Insolvent Domestic Subsidiaries, (determined, in each case, as of the end of the fiscal quarter immediately preceding the date on which any such Subsidiary became an Insolvent Domestic Subsidiary) equals or exceeds five percent (5%) or more of Holdings’ net book value of total assets as of the end of the fiscal quarter immediately preceding the date of calculation, in each case, based upon Holdings’ most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01. As used in this definition, “Insolvent Domestic Subsidiary” means each Domestic Subsidiary of Holdings which, after the Closing Date, (A) instituted, or consented to the institution of any proceeding under any Debtor Relief Law, or made an assignment for the benefit of creditors, or applied for or consented to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer was appointed without the application or consent of such Subsidiary and the appointment continued undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Subsidiary or to all or any material part of its property was instituted without the consent of such Subsidiary and continued undismissed or unstayed for 60 calendar days, or an order for relief was entered in any such proceeding, or (B) (x) became unable or admitted in writing its inability or failed generally to pay its debts as they became due, or (y) any writ or warrant of attachment or execution or similar process was issued or levied against all or any material part of the property of any such Person and was not released, vacated or fully bonded within 30 days after its issue or levy.

“Interest Payment Date” means, (a) as to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan or Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, is disbursed or converted to or continued as a Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by a Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or Alternative Currency Term Rate Loan, such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan or Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of covenant compliance, the amount of any Investment in another Person shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less the amount of cash distributions received by such Person from the Person in which such Investment was made.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit issued by any L/C Issuer, the Letter of Credit Application, and any other document, agreement and instrument entered into by such L/C Issuer and the Company (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Issuer Sublimit” has the meaning specified in Section 2.03(n).

“ITA” means the Income Tax Act 2007 of the United Kingdom.

“KPI Metric” means the Percentage of Women in Leadership Positions and any additional sustainability metric approved by the Company and the Required Lenders in accordance with Section 2.19(k).

“KPI Metrics Auditor” means any auditing or consulting firm designated from time to time by the Company (or any replacement auditor or consulting firm as designated from time to time by the Company in respect thereof); provided that any such KPI Metrics Auditor shall be a nationally recognized auditing or consulting firm designated by the Company and reasonably acceptable to the Sustainability Coordinator (it being recognized that LRQA is acceptable to the Sustainability Coordinator).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in U.S. Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in U.S. Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed an L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Company, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means each of Bank of America and BNP, each in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) as the Company may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be an L/C Issuer. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Company and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes a Lender in its capacity as an L/C Issuer and (in the case of Bank of America) as Swing Line Lender.

“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders, the Swing Line Lender and the L/C Issuers.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder that is a Permitted Credit and shall include the Existing Letters of Credit. Letters of Credit may be issued in U.S. Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, each Designated Borrower Request and Assumption Agreement, the Guaranty and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Parties” means, collectively, Holdings, the Company and each Designated Borrower.

“Material Acquisition” means an Acquisition, or multiple Acquisitions substantially in the same line of business and consummated within 9-months of the initial Acquisition, the aggregate consideration for which is equal to or in excess of $400,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time during any fiscal year of Holdings, a Subsidiary of Holdings that: (a) has revenues which constitute five percent (5%) or more of Holdings’ total revenue; or (b) has assets the net book value of which constitutes five percent (5%) or more of Holdings’ net book value of total assets, in each case, based upon Holdings’ most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.

“Maturity Date” means February 6, 2028; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.18(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(c).

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“OCC” means the U.S. Office of the Comptroller of the Currency.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Holdings, the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage of Women in Leadership Positions” shall mean, for any given fiscal year, the percentage equal to the number of women, based on self-reported diversity data collected in good faith by or on behalf of the Company, in vice president roles and above (or equivalent if job titles or classifications change) divided by the total vice president and above (or equivalent if job titles or classifications change) population of Holdings and its Subsidiaries, in each case as of the last business day for such fiscal year.

“Percentage of Women in Leadership Positions Target” means, with respect to any fiscal year, the Percentage of Women in Leadership Positions Target for such fiscal year as set forth in the Sustainability Table.

“Percentage of Women in Leadership Positions Threshold” means, with respect to any fiscal year, the Percentage of Women in Leadership Positions Threshold for such fiscal year as set forth in the Sustainability Table.

“Performance Credit” means a letter of credit used directly or indirectly to cover a default in the performance of any non-financial or commercial obligations of the Company or any Subsidiary under specific contracts, and any letter of credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default of any such performance obligations, that is classified as a performance standby letter of credit by the FRB and by the OCC.

“Permitted Credit” means a letter of credit that is a Financial Credit or a Performance Credit and shall not include any “direct pay” letter of credit or any letter of credit which contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables” means accounts receivable (including notes, chattel paper, accounts, instruments and general intangibles consisting of rights to payment) generated by the Company or any of its Subsidiaries (each, an “originator”) in the ordinary course of business, together with any guarantees, insurance, letters of credit, collateral, service contracts and other agreements associated with any account receivable, the interest of the originator in the inventory and goods, including returned or repossessed inventory or goods, if any, the sale, financing or lease of which gave rise to an account receivable, the interest of the Securitization Subsidiary in the agreement with the originator pursuant to which such Securitization Subsidiary purchased such accounts receivable, other ancillary rights of the originator arising in connection with the transaction giving rise to such accounts receivable and all business records relating thereto and any other assets that are customary transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any collections or proceeds of any of the foregoing.

“Permitted Receivables Facility” means any receivables facility or facilities providing for the sale or pledge by the Company and/or any of its Subsidiaries of Permitted Receivables (thereby providing financing to the Company and/or any of its Subsidiaries), directly or indirectly, to a Securitization Subsidiary, which in turn shall sell or pledge interests in the respective Permitted Receivables to third-party lenders or investors.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (in each case, provided that Indebtedness in respect of such existing unutilized commitments is then permitted under Section 7.02) (in each case, it being understood that incurrence of Indebtedness in excess of the principal amount (plus any unpaid accrued interest and premium thereon and other reasonable amounts paid, and fees and expenses reasonably incurred in connection therewith) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended (including, without limitation, the amount equal to any existing commitments unutilized thereunder) shall be permitted if such excess amount is then permitted under Section 7.02 and reduces the otherwise permitted Indebtedness under Section 7.02), and (b) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrowers) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Holdings, the Company or any ERISA Affiliate or any such Plan to which Holdings, the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pricing Certificate” means a certificate substantially in the form of Exhibit K executed by a Responsible Officer of the Company and attaching true and correct copies of the Sustainability Report for the most recently ended fiscal year and the attestation report from the KPI Metrics Auditor with respect thereto and setting forth the Sustainability Fee Adjustment and the Sustainability Rate Adjustment resulting therefrom.

“Pricing Certificate Inaccuracy” has the meaning specified in Section 2.19.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PTR Scheme” means the Provisional Treaty Relief Scheme as described in the United Kingdom HM Revenue & Customs Guidelines dated January 2003 and administered by HM Revenue & Customs Residency, and any successor scheme thereto.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning specified in Section 10.24.

“QFC Credit Support” has the meaning specified in Section 10.24.

“Rate Determination Date” means two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Canadian Dollars, the CDOR Rate, (d) Euros, the EURIBOR Rate, (e) Singapore Dollars, the SORA Daily Rate, (f) Australian Dollars, the BBSY Rate and (g) Swedish Krona, the STIBOR Rate, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Loan Party and, solely for purposes of the delivery of incumbency certificates (or other certificates of Foreign Obligors evidencing the identity, authority and capacity of each Responsible Officer) pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent, and, with respect to each Foreign Obligor organized in a foreign jurisdiction in which directors are generally authorized under Applicable Law to execute agreements, a director thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (v) and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction or trade embargo administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury (“HMT”), the Canadian government or any of its agencies or departments, or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Company created solely for purposes of entering into a Permitted Receivables Facility, the activities and assets of which are limited solely to such purpose and assets, and the Organization Documents of which contain customary bankruptcy – remote provisions.

“Securitizations Threshold” means the greater of (a) $400,000,000 and (b) 10% of the Consolidated Net Worth of Holdings and its Subsidiaries.

“Shareholders’ Equity” means, as of any date of determination, total consolidated shareholders’ equity of Holdings as of that date determined in accordance with GAAP.

“Singapore Dollar” means the lawful currency of Singapore.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.10% (10 basis points) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR and Term SOFR, or any successor administrator of SOFR or Term SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“SORA Adjustment” means, with respect to SORA Daily Rate, 0.08% per annum.

“SORA Daily Rate” means, in relation to any Business Day:

(a) the SORA Screen Rate for that Business Day; or

(b) if the SORA Screen Rate is not available for that Business Day, a reference rate, being a daily rate, designated, nominated or recommended as the replacement for SORA Daily Rate by the Monetary Authority of Singapore (and/or a committee officially endorsed or convened by the Monetary Authority of Singapore or any other person which takes over the administration of SORA Daily Rate); or

(c) if the SORA Screen Rate or a replacement rate referred to in clause (b) above is not available for that Business Day, a replacement rate, being a daily rate, selected by the Administrative Agent and agreed to by the Company, taking into account market conventions and regulatory guidance.

“SORA Screen Rate” means SORA Daily Rate as published by the Monetary Authority of Singapore (or any other person which takes over the publication of that rate) and is titled “SORA” at https://eservices.mas.gov.sg/Statistics/dir/DomesticInterestRates.aspx (or any replacement page which displays that rate) or on the appropriate page of such other information service which displays that rate from time to time in place of the Monetary Authority of Singapore, and if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“STIBOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“STIBOR Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Supported QFC” has the meaning specified in Section 10.24.

“Sustainability Coordinator” means BofA Securities, Inc. and its successors and assigns, in its capacity as sustainability coordinator hereunder.

“Sustainability Fee Adjustment” means, with respect to any Sustainability Report for any fiscal year, an amount, expressed as a percentage, equal to +0.01%, 0% or -0.01%, as the case may be, in each case for such fiscal year, as set forth in Annex A of Exhibit K.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 2.19(a).

“Sustainability Rate Adjustment” with respect to any Sustainability Report for any fiscal year, an amount, expressed as a percentage, equal to +0.05%, 0%, or -0.05%, as the case may be, in each case for such fiscal year, as set forth in Annex A of Exhibit K.

“Sustainability Report” means an annual report prepared by Holdings and the Company setting forth the results for the KPI Metric for any given fiscal year of Holdings and its Subsidiaries, with respect to the KPI Metric, attested to by the KPI Metrics Auditor; provided that all data and information set forth in such Sustainability Report shall also be set forth in Holdings publicly available annual report on environmental, social and governance issues.

“Sustainability Table” means the Sustainability Table set forth on Schedule 2.19, as amended, modified or otherwise adjusted in accordance herewith.

“Sustainability Target” means, in any fiscal year, with respect to the Percentage of Women in Leadership Positions, the Percentage of Women in Leadership Positions Target for such fiscal year.

“Sustainability Threshold” means, in any fiscal year, with respect to the Percentage of Women in Leadership Positions, the Percentage of Women in Leadership Positions Threshold for such fiscal year.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Krona” means the lawful currency of Sweden.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Closing Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans hereunder, or any successor swing line lender hereunder, in an amount up to the Swing Line Commitment.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndicate Manager” has the meaning specified in Section 3.01(j).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TDB” means TD Bank, N.A.

“TDS” means TD Securities (USA) LLC in its capacity as a joint lead arranger.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and the Company, for the replacement of the then-current Canadian Benchmark with the Canadian Benchmark Replacement described in clause (a)(i) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent, (c) a Canadian Benchmark Replacement, other than Term CORRA, has replaced CDOR in accordance with Section 3.03(e) and (d) the Company has provided a written request to Administrative Agent to transition to Term CORRA.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero percent, the Term SOFR shall be deemed zero percent for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR. All Term SOFR Loans shall be denominated in U.S. Dollars.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Adjustment” has the meaning specified in Section 2.19(c).

“Threshold Amount” means, at any time, the greater of (a) $200,000,000 and (b) 3% of the Consolidated Net Worth, determined as of the end of the then immediately preceding fiscal year.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“True-Up Amount” has the meaning set forth in Section 2.19(d).

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Term SOFR Loan, an Alternative Currency Term Rate Loan or an Alternative Currency Daily Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Bank Levy” means the bank levy provided for in Section 73 and Schedule 19 of the Finance Act 2011, as amended, and the bank surcharge provided for in Section 269DA of the Corporation Tax Act 2010, as amended.

“UK Borrowers” means each Borrower or Designated Borrower that is incorporated, organized or formed under the laws of England and Wales.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)

in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or,

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document to a Borrower is a UK Qualifying Lender within the meaning of paragraph (b) in that definition.

“UK Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under a Loan Document.

“UK Treaty Lender” means, in respect of an advance to a Borrower, a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) meets all other conditions in the UK Tax Treaty for full exemption from UK taxation on interest which relate to the Lender so that the Lender is entitled to receive interest under this Agreement without a UK Tax Deduction pursuant to that UK Tax Treaty, subject to the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Tax Treaty”) with the UK, which makes provision for full exemption from tax imposed by the UK on interest.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“U.S. Dollar”, “Dollar” and “$” means the lawful money of the United States.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 10.24.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“VAT” means (a) any value added tax imposed by the Value Added Tax Act 1994 in the United Kingdom and supplemental legislation and regulations, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above.

“Wells Fargo” means Wells Fargo Bank, National Association.

“WFS” means Wells Fargo Securities, LLC in its capacity as a joint lead arranger.

“Withholding Agent” means each of the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, amount, measurement or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio, amount, measurement or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio, amount, measurement or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, amount, measurement or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect as of December 31, 2017, for all purposes of this Agreement, notwithstanding any change in GAAP related thereto (including pursuant to Accounting Standard Codification Topic 842), unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer(s), as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollar) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer(s), as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Committed Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent, as the case may be, of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with a rounding-up if there is no nearest number), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies. (a) The Borrowers may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 9:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 8:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrowers and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and make such other applicable adjustments for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Alternative Currency Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither U.S. Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.11 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Company and to any other Borrower in U.S. Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment; and provided further that the availability of the Aggregate Commitments at any time for the making of any Loans and the issuance of Letters of Credit shall be reduced by the amount of the Alternative Currency Reserve (if any). Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans or Alternative Currency Term Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 9:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Committed Loans, (ii) in the case of Alternative Currency Loans, four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuations, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(f) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted (in the case of Committed Loans), (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed (in the case of Committed Loans), and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Committed Borrowing, then the Committed Loans so requested shall be made in U.S. Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice requesting a Committed Borrowing, or if the Company fails to give a timely notice requesting a conversion or continuation in any Committed Loan Notice, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with, if applicable, an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loan. If the Company requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice in respect of any Committed Loans, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 11:00 a.m., in the case of any Committed Loan denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice or, as to Loans to be made on the Closing Date as to which Advance Funding Arrangements are in effect, in accordance with the terms thereof. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in U.S. Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, Term SOFR Loans and Alternative Currency Term Rate Loans may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Alternative Currency Term Rate Loan. During the existence of a Default, no Loans may be requested as, converted to Alternative Currency Daily Rate Loans or converted to or continued as Term SOFR Loans or Alternative Currency Term Rate Loans without the consent of the Required Lenders; provided, however, that without the consent of the Required Lenders any Alternative Currency Term Rate Loan may be continued only for a one month Interest Period at any time that a Default has occurred and is continuing and no Event of Default has occurred and is continuing. At any time that an Event of Default has occurred and is continuing, the Required Lenders may demand that any or all of the then outstanding Alternative Currency Term Rate Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans or Alternative Currency Term Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Committed Loans.

(f) Each Lender may, at its option, make any Borrowings available to a Designated Borrower that is a Foreign Obligor by causing an Affiliate or branch of such Lender to make such Borrowings available; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Borrowings in accordance with the terms of this Agreement. Additionally, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(g) With respect to any Relevant Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Company may request any L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in U.S. Dollars or in one or more Alternative Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Company shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 9:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Company also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Company to, or entered into by the Company with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Company so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Company and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the Outstanding Amount of the FLOC Obligations shall not exceed the FLOC Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (iv) the total Revolving Credit Exposures shall not exceed the Aggregate Commitments; and provided further that the availability of the Aggregate Commitments at any time for the making of any Loans and the issuance of Letters of Credit shall be reduced by the amount of the Alternative Currency Reserve (if any). Within the foregoing limits and the respective Issuer Sublimits from time to time in effect, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. The Company certifies that Schedule 1.02 accurately and completely sets forth the Existing Letters of Credit.

(i) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is to be denominated in a currency other than U.S. Dollars or an Alternative Currency;

(E) such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 10:00 a.m. on the Business Day specified in the notice provided by the Administrative Agent to the

Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.16 or 2.17, as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.

(f) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Issuer in respect of such L/C Disbursement. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) the applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, the Company shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the applicable L/C Issuer in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. For Letters of Credit to be reimbursed in U.S. Dollars, the Company shall reimburse the applicable L/C Issuer by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 9:00 a.m. on the Business Day that the Company receives notice of such L/C Disbursement, provided that, if such L/C Disbursement is not less than $5,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Committed Loans or Swing Line Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Committed Loans or Swing Line Loan. For Letters of Credit to be reimbursed in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer by paying to the Administrative Agent such L/C Disbursement not later than the Applicable Time in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant hereto and (B) the U.S. Dollar amount paid by or on behalf of the Company or any other Borrower, whether on or after the due date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof (expressed in U.S. Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. The Company’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Company or any waiver by such L/C Issuer which does not in fact materially prejudice the Company;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by Applicable Law) suffered by the Company that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(x) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(xi) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(xii) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(xiii) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following any Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Company for, and no L/C Issuer’s rights and remedies against the Company shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit (i) in the case of any Financial Credits, equal to the Applicable Rate for Financial Credits times the Dollar Equivalent of the daily amount available to be drawn under such Letters of Credit, and (ii) in the case of any Performance Credits, equal to the Applicable Rate for Performance Credits times the Dollar Equivalent of the daily amount available to be drawn under such Letters of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.

If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter (for Bank of America as L/C Issuer) or, for any other L/C Issuers, at the rate per annum specified in any other letters or as separately agreed upon between the Company and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, in U.S. Dollars, or such Alternative Currency as shall be separately agreed. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Company in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m) Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Company fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(n) Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Any such designation or increase in the number of L/C Issuers shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld); provided, however, that at no time shall there be more than five L/C Issuers hereunder. The Administrative Agent will promptly notify the Company and the Lenders of any designation and approval of a replacement or other additional L/C Issuer, and of the amount of any Issuer Sublimit of such L/C Issuer. Any such replacement or additional L/C Issuer, and any existing L/C Issuer, shall be entitled to specify from time to time any U.S. Dollar limit on the stated amount of Letters of Credit permitted to be outstanding from such L/C Issuer at any time (an “Issuer Sublimit”). In the absence of any notice from an L/C Issuer to the Administrative Agent specifying its Issuer Sublimit from time to time in effect, the Issuer Sublimit of such L/C Issuer shall be deemed to equal the Aggregate Commitments.

(o) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to (i) if the Commitments have been terminated, 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon and (ii) if the Commitments have not been terminated, the Minimum Collateral Amount, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Company shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(p) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Company. The Company irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(q) Reconciliation of Outstanding Letters of Credit. On the last Business Day of each month, each of the Company and the L/C Issuers shall provide to the Administrative Agent such information regarding the outstanding Letters of Credit as the Administrative Agent shall reasonably request, in form and substance satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit. The Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by the Company and the L/C Issuers pursuant to this Section 2.03(q), and such record of the Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent the Administrative Agent determines that there are one or more discrepancies between information provided by the Company and any L/C Issuer hereunder, the Administrative Agent will notify the Company and such L/C Issuer thereof shall endeavor to reconcile any such discrepancy.

(r) Notice to Lenders. The Administrative Agent shall provide notice to the Lenders not less frequently than quarterly as to the Letters of Credit outstanding hereunder (and in any event, to an individual Lender from time to time upon the request of such Lender).

(s) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans in U.S. Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure; and provided, further, the availability of the Aggregate Commitments at any time for the making of any Loans and the issuance of Letters of Credit shall be reduced by the amount of the Alternative Currency Reserve (if any). Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative

Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 12:00 noon on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay the Committed Loans of such Borrower in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 9:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative

Currency Loans , and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a minimum principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, currency and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at any time exceed the Aggregate Commitments then in effect by an amount greater than $250,000, the Company shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings plus the Alternative Currency Reserve (if any) would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the FLOC Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the FLOC Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. Any notice of termination or reduction of commitments, and any corresponding notice of prepayment, may state that it is conditioned upon the effectiveness of other credit facilities or the incurrence of other

Indebtedness, the consummation of a particular Disposition or the occurrence of a Change of Control, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Company shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date 30 Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Company shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (v) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.

Notwithstanding anything else herein, if at any time any Relevant Rate or any Successor Rate as so determined would otherwise be less than zero percent, such interest rate will be deemed to be zero percent for purposes of this Agreement and the other Loan Documents.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) While any Event of Default exists under Section 8.01(a)(i), Section 8.01(f) or Section 8.01(g), and upon the request of the Required Lenders, while any other Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the Arrangers, the Sustainability Coordinator and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders and the other Arrangers, in U.S. Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified in the applicable Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and for Alternative Currency Loans (other than Alternative Currency Loans determined by reference to EURIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to Alternative Currency Loans determined by reference to EURIBOR, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Holdings or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(f), 2.03(j) or 2.08(b) or under Article VIII. The obligations of the Borrowers under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder until the first anniversary of such termination and repayment.

(c) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(d) Each determination by the Administrative Agent of an interest rate or fee payable by the Borrowers hereunder, in the absence of manifest error, shall be conclusive and binding upon all parties hereto. Notwithstanding the foregoing, in the event that, as a result of any reconciliation of the Administrative Agent’s record of outstanding Letters of Credit pursuant to Section 2.03(q) or otherwise, the Administrative Agent determines that there has been an underpayment or overpayment of any fees payable by the Borrowers hereunder, the Administrative Agent shall promptly notify the Borrowers, the L/C Issuers and the Lenders thereof, and the Company shall pay (or cause the applicable Designated Borrower to pay) to the Administrative Agent for the account of the L/C Issuers or the Lenders, as the case may be (in the case of any underpayment) or the L/C Issuers or the Lenders, as the case may be, shall pay to the Administrative Agent for the account of the Company or applicable Designated Borrower (in the case of any overpayment), any amount due as a result of such reconciliation, on the next regularly occurring payment date for such fee.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the

Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto. Notwithstanding the foregoing, no UK Borrower shall be required to execute or deliver a Note.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency or other amounts required to be paid hereunder in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency, and other amounts required to be paid hereunder in an Alternative Currency, shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in U.S. Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 9:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the

Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to make payments pursuant to Section 10.04(c) and to fund participations in Letters of Credit and Swing Line Loans and are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers.

(a) Effective as of the date hereof, each of Jacobs Europe Holdco Limited, Jacobs U.K. Limited, Jacobs Australia Pty Limited, Jacobs Australia Holdings Company Pty. Ltd., and Jacobs Group (Australia) PTY Ltd. shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement; provided that no Person organized under the laws of France shall be a “Designated Borrower” hereunder.

(b) The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), whereupon the Administrative Agent shall give prompt notice to the Lenders, designate any additional Material Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates (to the extent such concept exists under Applicable Law), opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion but in any event, subject to differences among jurisdictions, shall be consistent and within substantially the same scope of documents and information requested to be delivered by the Borrowers on the Closing Date, and Notes signed by such new Borrowers to the extent any Lenders so require, subject to Section 2.11(a). If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates (to the extent such concept exists under Applicable Law), opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof (the “Designated Borrower Effective Date”), whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date. Notwithstanding the foregoing, (i) no such approval of an additional Designated Borrower shall be effective if any Lender cannot legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower, and (ii) as a condition precedent to such Material Subsidiary becoming a Designated Borrower hereunder, (x) upon the reasonable request of any Lender made at least five Business Days prior to the Designated Borrower Effective Date, the Company or such Material Subsidiary shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least two Business Days prior to the Designated Borrower Effective Date and (y) at least two Business Days prior to the Designated Borrower Effective Date, if such Material Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Material Subsidiary.

(c) Without limiting any rights, powers and remedies of the Administrative Agent on behalf of the L/C Issuers and the Administrative Agent and the Lenders under the Guaranty, (i) each of the Company and each Designated Borrower that is a Domestic Subsidiary agrees that it is jointly and severally liable to the Administrative Agent, the L/C Issuers and the Lenders for the payment of all Obligations of all other Borrowers, including Designated Borrowers that are Foreign Subsidiaries, and that such liability is independent of the Obligations of the other Borrowers, and (ii) the Administrative Agent, each L/C Issuer and each Lender agrees that no Foreign Subsidiary is liable to the Administrative Agent, the L/C Issuers or the Lenders for the payment of any Obligations of the Company or any Designated Borrower that is a Domestic Subsidiary. Notwithstanding the preceding sentence or any other provision to the contrary in this

Agreement, an Excluded Subsidiary shall not be liable for any obligations of the Company, a Domestic Subsidiary, or a Foreign Subsidiary that is a Disregarded Entity and is owned by a Domestic Subsidiary (provided, however, that any such Excluded Subsidiary shall be liable for its own Obligations). Each Designated Borrower agrees that its joint and several liability as set forth above shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties thereto may hereafter agree, nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent, the L/C Issuers or the Lenders with respect to any of the Obligations, nor by any other agreements or arrangements whatever with any other Designated Borrower or any other Person, each Designated Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Designated Borrower hereunder is direct and unconditional as to all of the Obligations hereunder for which it is jointly and severally liable, and may be enforced without requiring the Administrative Agent, the L/C Issuers or the Lenders first to resort to any other right, remedy or security; and no Designated Borrower shall have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to any security for any of the Obligations, unless and until all of such Obligations have been paid in full.

(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $1,000,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) the Company may make a maximum of three such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender, in each case, to the extent such approval or consent would have been required in connection with an assignment pursuant to Section 10.06, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (i) to the extent that such representations and warranties are qualified by materiality, that they are true and correct on and as of the Increase Effective Date, (ii) to the extent that such representations and warranties specifically refer to an earlier date, that they are true and correct in all material respects as of such earlier date except to the extent qualified by materiality, then that they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b),respectively, of Section 6.01, and (B) no Default exists, and (ii) (x) upon the reasonable request of any Lender made at least three days prior to the Increase Effective Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least two days prior to the Increase Effective Date and (y) at least two days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Company shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.17 (a)(v), after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, Section 2.17 or Section 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 35 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), make a request up to two (2) times pursuant to this Section 2.18 that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Existing Maturity Date.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 20 days prior to the Existing Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such extension and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension, (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties of the Loan Parties contained in Article V and each other Loan Document are true and correct in all material respects on and as of such date, except (i) to the extent that such representations and warranties are qualified by materiality, they shall be true and correct on and as of such date, and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date except to the extent qualified by materiality, then they shall be true and correct as of such earlier date, and except that for purposes of this subsection (f), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections

(a) and (b), respectively, of Section 6.01, and (B) no Default shall have occurred and be continuing, and (iii) (x) upon the reasonable request of any Lender made at least five Business Days prior to the date of such extension, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least two days prior to the date of such extension and (y) at least two days prior to the date of such extension, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests at least five Business Days prior to the date of such extension, a Beneficial Ownership Certification in relation to such Loan Party. In addition, on the Maturity Date of each Non-Extending Lender that has not been replaced prior to such Maturity Date, the Borrowers shall prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, the Company, the Administrative Agent and each Extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.19 Sustainability Adjustments.

(a) Following the date on which the Company provides a Pricing Certificate in respect of the most recently ended fiscal year (commencing with the fiscal year ending September 30, 2023), (i) the Applicable Interest Rate Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.19 (but in no event shall any adjustment result in the Applicable Interest Rate Percentage being less than 0.00%) and (ii) the Applicable Commitment Fee Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Fee Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.19 (but in no event shall any adjustment result in the Applicable Commitment Fee Percentage being less than 0.00%). For purposes of the foregoing, (A) each of the Sustainability Rate Adjustment and the Sustainability Fee Adjustment shall be effective as of the fifth (5th) Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 2.19(i) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment and the Sustainability Fee Adjustment, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage resulting from a Pricing Certificate, and the Sustainability Rate Adjustment and the Sustainability Fee Adjustment related thereto, shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate for the immediately following period, the last day such Pricing Certificate for such following period could have been delivered pursuant to the terms of Section 2.19(i)) (any such period, an “Applicable Sustainability Pricing Adjustment Period”). Notwithstanding the foregoing or anything to the contrary herein, in the event that a Pricing Certificate has been delivered, and the Company has not delivered the Historical Report, the Sustainability Rate Adjustment and the Sustainability Fee Adjustment with respect to such fiscal year shall be the Threshold Adjustment.

(b) For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any fiscal year of the Company. It is further understood and agreed that any Sustainability Rate Adjustment or Sustainability Fee Adjustment made for any Applicable Sustainability Pricing Adjustment Period shall only be applicable for such Applicable Sustainability Pricing Adjustment Period and any increases or reductions to the Applicable Interest Rate Percentage and Applicable Commitment Fee Percentage, respectively, resulting therefrom shall be reset to “zero” following the conclusion of such Applicable Sustainability Pricing Adjustment Period.

(c) It is hereby understood and agreed that if no Pricing Certificate or Historical Report is delivered by the Company within the periods set forth in Sections 2.19(i) or (j), respectively, the Sustainability Rate Adjustment will be positive 0.05% and the Sustainability Fee Adjustment will be positive 0.01% (such positive rates, collectively, the “Threshold Adjustment”) commencing on the last day such Pricing Certificate or Historical Report could have been delivered pursuant to the terms of Sections 2.19(i) or (j), respectively, and continuing until the Company delivers such certificate or report to the Administrative Agent.

(d) If (i)(A) the Company or any Lender becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Fee Adjustment, or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”), and in the case of any Lender, such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each other Lender and the Company) and, in the case of such Lender, the Required Lenders agree in good faith that such material inaccuracy has occurred, or (B) the Company and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage for any period, the Company shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), but in any event within ten (10) Business Days after the Company has received written notice of, or has agreed in writing that there was a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period (the “True-Up Amount”). If the Company or a Lender becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage for any period, then, upon receipt by the Administrative Agent of notice of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment, or the KPI Metrics, as applicable), commencing on the Business Day following receipt by the Administrative Agent of such notice, the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage shall be adjusted to reflect the corrected calculations of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics, as applicable. Notwithstanding the foregoing or anything to the contrary herein, any information in a Pricing Certificate shall not be deemed to be materially inaccurate (and no Pricing Certificate Inaccuracy shall be deemed to have occurred in respect thereof), and any calculation of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics shall be deemed proper, and in each case shall not implicate this Section 2.19(d), if such information or calculation was made by the Company in good faith based on information reasonably available to the Company at the time that such calculation was made.

(e) It is understood and agreed that any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default so long as the Company complies with the terms of Section 2.19(d) with respect to any such Pricing Certificate Inaccuracy that would have resulted in an increase in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage for

any period. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Loan Party under the Bankruptcy Code of the United States, (i) any additional amounts required to be paid pursuant to the immediately preceding subsection (d) shall not be due and payable until the date that is ten (10) Business Days after a written demand is made for such payment by the Administrative Agent in accordance with such subsection (d), (ii) any nonpayment of such additional amounts prior to or upon the date that is ten (10) Business Days after such written demand for payment by the Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (iii) none of such additional amounts shall be deemed overdue prior to such date that is ten (10) Business Days after such written demand or shall accrue interest at the Default Rate prior to such date that is ten (10) Business Days after such written demand. If the event the Company fails to comply with Section 2.19(d) or (e), the Lenders’ sole recourse with respect thereto shall be the True-Up Amount.

(f) Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Coordinator shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of any Sustainability Fee Adjustment or any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate or Historical Report. The Administrative Agent may rely conclusively on any such Pricing Certificate, without further inquiry. Each party hereto hereby further agrees that neither the Administrative Agent nor the Sustainability Coordinator make any assurances as to (i) whether this Agreement meets any Borrower or Lender criteria or expectations with regard to sustainability performance, or (ii) whether the characteristics of the relevant sustainability performance targets and/or key performance indicators included in the Agreement, including any sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities.

(g) To the extent any event occurs (which would include, without limitation, a material disposition or material acquisition) which, in the opinion of the Company and the Sustainability Coordinator, acting reasonably, means that the Sustainability Target or Sustainability Threshold set forth in the Sustainability Table is no longer applicable given changes in the Company’s structure, then (i) the Company and the Sustainability Coordinator will report to the Lenders that the Sustainability Target and Sustainability Threshold will no longer apply and (ii) the Borrower shall negotiate in good faith with the Sustainability Coordinator and the Administrative Agent to amend the Sustainability Target, the Sustainability Threshold, the Sustainability Table and this Section 2.19 and any related schedules, exhibits or definitions referred to herein or therein in order to preserve the original intent of this Section. In such a scenario, the Company will then cease to refer to the KPI Metric, Sustainability Target and Sustainability Threshold in the Pricing Certificate for such period until amended in accordance herewith.

(h) To the extent the Sustainability Coordinator ceases to be the Administrative Agent or a Lender (or, an Affiliate of the Administrative Agent or a Lender), the Company shall use commercially reasonable efforts to seek to appoint another Person that is the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) to fulfill the role of the Sustainability Coordinator. Once appointed by the Company, such Person shall be the Sustainability Coordinator hereunder.

(i) The Company shall deliver to the Administrative Agent a Pricing Certificate for the most recently ended fiscal year by no later than February 27th of the following fiscal year (commencing with delivery in 2024 for the fiscal year ended in 2023); provided that, the Company shall have the option to elect not to deliver a Pricing Certificate for such fiscal year. Any such election shall not constitute a Default or Event of Default hereunder, but shall subject the Company to the Threshold Adjustment described in Section 2.19(c) above.

(j) The Company shall deliver to the Sustainability Coordinator and the Administrative Agent a customary report from a KPI Metrics Auditor attesting to the Percentage of Women in Leadership Positions for fiscal year ended in 2022, in form and substance reasonably satisfactory to the Sustainability Coordinator (the “Historical Report”) by no later than February 27th, 2023. The failure of the Company to deliver the Historical Report shall not constitute a Default or Event of Default hereunder, but shall subject the Company to a Threshold Adjustment described in Section 2.19(c) above.

(k) The Company, in consultation with the Sustainability Coordinator and upon the consent of the Administrative Agent and the Required Lenders, shall have the option, in its discretion, to amend this Agreement and any applicable Exhibits attached hereto to introduce an additional sustainability metric and to incorporate such other conforming changes as determined by the Company and Sustainability Coordinator (the “KPI Amendment”); provided that the KPI Amendment shall not result in an increase or decrease in the aggregate of the total Sustainability Fee Adjustment or Sustainability Rate Adjustment percentages; provided further, that the KPI Amendment option shall expire on the date that is two years from the Closing Date, or upon the request of the Company prior to such date, such later date as requested by the Company and consented to by the Administrative Agent and the Required Lenders. The provisions of this Section 2.19(k) shall supersede any provisions to the contrary in Section 10.01, or elsewhere in this Agreement.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Loan Parties. Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), other than any penalties, interest and expenses resulting from any gross negligence of the Administrative Agent or such Recipient as determined by a court of competent jurisdiction by final and nonappealable judgment, payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Loan Party is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iv) Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for withholding Tax purposes under Applicable Law, each Lender agrees to deliver to the Administrative Agent and the Company on or prior to the date on which such Lender becomes a Lender under this Agreement (and, in a timely fashion, from time to time thereafter upon the reasonable request of the Administrative Agent or the Company) such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under Applicable Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Lender outside of the U.S. by the Loan Parties pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any such jurisdiction that any Loan Party make any deduction or withholding for Taxes from amounts payable to such Lender.

(h) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or such L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) UK Withholding.

(i) A UK Tax Deduction on a payment made by an applicable Loan Party under a Loan Document shall be regarded as an Excluded Tax if on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a UK Tax Deduction if the relevant Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a UK Qualifying Lender under this Agreement in (or in the interpretation administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority;

(B) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:

(I) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and that Lender has received from the applicable Loan Party or the Administrative Agent a certified copy of that Direction; and

(II) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:

(I) the relevant Lender has not given a UK Tax Confirmation to the applicable Loan Party; and

(II) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the applicable Loan Party, on the basis that the UK Tax Confirmation would have enabled the applicable Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the Income Tax Act 2007; or

(D) the relevant Lender is a UK Treaty Lender and the applicable Loan Party is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 3.01(j) below.

(j) UK Treaty Lender—Cooperation.

(i) Subject to Section 3.01(j)(ii) and Section 3.01(j)(iii) below, a UK Treaty Lender and the applicable Loan Party, shall co-operate in completing any procedural formalities necessary for the applicable Loan Party to obtain authorization to make that payment without any UK Tax Deduction.

(ii) PTR Scheme. In relation to the PTR Scheme:

(A) If at any time a UK Treaty Lender wishes to use the PTR Scheme in respect of any Term SOFR Loan or Alternative Currency Daily Rate Loan made available by it under this Agreement, provided that (A) the PTR Scheme is capable of applying to such Loan and (B) all Lenders in relation to that Loan consent to the use of the PTR Scheme, the Lenders in relation to that Loan hereby agree between themselves and irrevocably appoint the Administrative Agent to act as syndicate manager under the PTR Scheme (in such capacity, the “Syndicate Manager”).

(B) Each Lender in relation to a Loan referred to in subsection (ii) of this Section 3.01(j):

(I) authorizes the Syndicate Manager to operate, and take any action necessary or desirable under, the PTR Scheme in connection with that Loan;

(II) shall cooperate with the Syndicate Manager in completing any procedural formalities necessary under the PTR Scheme and shall promptly supply to the Syndicate Manager such information as the Syndicate Manager may request in connection with the operation of the PTR Scheme;

(III) without limiting the liability of the applicable Loan Party under this Agreement, shall, within five Business Days of demand, indemnify the Syndicate Manager for any liability or loss incurred by the Syndicate Manager as a result of the Syndicate Manager acting as syndicate manager under the PTR Scheme in connection with the Lender’s participation in that Loan (except to the extent that the liability or loss arises directly from the Syndicate Manager’s gross negligence or willful misconduct); and

(IV) shall, within five Business Days of demand, indemnify the applicable Loan Party and the Syndicate Manager for any United Kingdom Tax which the applicable Loan Party or the Syndicate Manager becomes liable to pay in respect of any payments made to such Lender arising as a result of the withdrawal of a provisional authority issued by the United Kingdom HM Revenue & Customs under the PTR Scheme, except to the extent that (1) the applicable Loan Party would be obliged to increase the amount payable (after payment of such UK Tax Deduction) to such Lender pursuant to Section 3.01(b) above or (2) the applicable Loan Party has not relied on such provisional authority and has withheld amounts in respect of United Kingdom Tax from payments to such Lender.

(C) the applicable Loan Party shall promptly supply to the Syndicate Manager such information as the Syndicate Manager may reasonably request in connection with the operation of the PTR Scheme.

(D) The Syndicate Manager shall act as syndicate manager under, and operate, and take any action necessary or desirable under, the PTR Scheme in connection with the relevant Loan (including, where necessary, notifying the United Kingdom HM Revenue & Customs of new Lenders under this Agreement) and shall provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to the applicable Loan Party.

(E) All parties acknowledge that the Syndicate Manager:

(I) is entitled to rely completely upon information provided to it in connection with subsections (ii) or (iii) of this Section 3.01(j);

(II) is not obliged to undertake any inquiry into the accuracy of such information, nor into the status of the Lender or, as the case may be, the applicable Loan Party providing such information; and

(F) shall have no liability to any person for the accuracy of any information it submits in connection with subsection (ii) of this Section 3.01(j).

(iii) Passport Scheme. Without limiting the foregoing, and in relation to the HMRC DT Treaty Passport Scheme:

(A) A Lender which becomes a party to this Agreement on the Closing Date that holds a passport under the HMRC DT Treaty Passport Scheme shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number opposite such Lender’s name on its respective signature page to this Agreement.

(B) Where a Lender includes the indication described in subsection (A) above, the applicable Loan Party shall, if such Lender is a Lender under a Loan made available to the applicable Loan Party, file a duly completed form DTTP-2 (or such alternative form as may be specified by the United Kingdom HM Revenue & Customs from time to time, a “DTTP-2 Form”) in respect of such Lender with the United Kingdom HM Revenue & Customs within thirty (30) days of the Closing Date and shall promptly provide the Lender with a copy of that filing.

(C) A new Lender that holds a passport under the HMRC DT Treaty Passport Scheme shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) in the Assignment and Assumption or other documentation which it executes to become a Lender by including its scheme reference number in such documentation.

(D) Where a new Lender includes the indication described in subsection (C) of this Section 3.01(j)(iii) in the relevant Assignment and Assumption or other documentation which it executes to become a Lender, the applicable Loan Party shall, if such Lender becomes a Lender under a Loan which is made available to the applicable Loan Party, file a duly completed DTTP-2 Form in respect of such Lender with the United Kingdom HM Revenue & Customs within 30 days of the date on which the new Lender becomes a party to this Agreement and shall promptly provide the Lender with a copy of that filing.

(iv) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(j)(iii)(A) or (C) above and:

(A) the applicable Loan Party has not made a filing of the DTTP-2 Form in respect of that Lender; or

(B) the applicable Loan Party has made a filing of the DTTP-2 Form in respect of that Lender but:

(I) that filing of that DTTP-2 Form has been rejected by HM Revenue & Customs;

(II) HM Revenue & Customs has not given the applicable Loan Party authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the filing of that DTTP-2 Form;

(III) HM Revenue & Customs has given the applicable Loan Party authority to make payments to that Lender without a UK Tax Deduction but such authority has subsequently been revoked or expired,

and, in each case, the applicable Loan Party has notified that Lender in writing, that Lender and the applicable Loan Party shall co-operate in completing any additional procedural formalities necessary for the applicable Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

(v) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(j)(iii)(A) or (C) above, the applicable Loan Party shall not make any filing of a DTTP-2 Form or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s commitment or its participation in any Loans unless the Lender otherwise agrees.

(k) Lender Status Confirmation.

(i) Each Lender which becomes a party to this Agreement after the date of this Agreement shall confirm in the documentation it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without any liability to the applicable Loan Party, which of the following categories it falls in for the purposes of any Loan to the applicable Loan Party:

(ii) not a UK Qualifying Lender;

(iii) a UK Qualifying Lender (other than a UK Treaty Lender)

(iv) a UK Treaty Lender

If a Lender which becomes a party to this Agreement after the date of this Agreement in respect of an advance to the applicable Loan Party fails to indicate its status pursuant to the previous sentence, then such Lender shall be treated for the purposes of this Agreement (including by the applicable Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall promptly inform the applicable Loan Party). For the avoidance of doubt, any document pursuant to which a Lender becomes party to this Agreement shall not be invalidated by any failure of a Lender to comply with this Section 3.01(k).

(v) A Lender which is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender shall upon entering into this Agreement give a UK Tax Confirmation by delivering a written notice to the Administrative Agent (and the Administrative Agent, upon receipt of such notification, shall promptly inform the applicable Loan Party). Such a Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation, following which the Administrative Agent shall notify the applicable Loan Party.

(vi) the applicable Loan Party shall promptly upon becoming aware that it has to make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) promptly notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender, and the Administrative Agent shall notify the applicable Loan Party.

(l) VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to a Lender or the Administrative Agent, the Arrangers or the Sustainability Coordinator (each a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this subsection (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 3.01(l) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 (UK) or in any analogous legislation enacted in any jurisdiction other than the United Kingdom).

(v) In relation to any supply made by any Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(m) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Committed Loans denominated in Dollars, make or maintain Term SOFR Loans or to convert Base Rate Committed Loans to Term SOFR Loans, shall, in each case, be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case immediately, or, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR or Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or a Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, continuation of, or conversion to Term SOFR Loans, or Borrowing of, continuation of, or conversion to Alternative Currency Loans (to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s)), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the applicable Borrower’s election, shall either (1) be converted into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrowers (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrowers of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrowers shall be deemed to have elected clause (1) above.

(b) Replacement of Term SOFR or Successor Rate with respect to Dollar Denominated Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which each of one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 2:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate or Successor Rate with respect to Alternative Currency Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, in connection with any Alternative Currency Loans (other than Alternative Currency Loans in Canadian Dollars, which shall be determined in accordance with clause (e) below), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Non-SOFR Scheduled Unavailability Date” and collectively with the SOFR Scheduled Unavailability Date, each a “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the Non-SOFR Successor Rate then in effect, then, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Non-SOFR Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 2:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent, the Successor Rate will be deemed to be zero percent for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

For the purposes of Section 3.03(a) through (d), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans denominated in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

(e) Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing CDOR. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the earlier of (A) the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL and (B) June 28, 2024 (the “CDOR Cessation Date”), if the then-current Canadian Benchmark is CDOR, the Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a monthly basis.

(ii) Replacing Future Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Company may revoke any request for a Borrowing of, conversion to or continuation of Loans denominated in Canadian Dollars to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Company’s receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Prime Rate Loans. During the period referenced in the foregoing sentence, the component of Canadian Prime Rate based upon the Canadian Benchmark will not be used in any determination of Canadian Prime Rate.

(iii) Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Canadian Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event, and (iii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(e).

(v) Unavailability of Tenor of Canadian Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate (including Term CORRA or CDOR), then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

(vi) Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in any Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Canadian Benchmark Replacement described in clause (a)(i) of such definition will replace the then-current Canadian Benchmark for all purposes hereunder or under any Loan Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) each Loan outstanding on the Term CORRA Transition Date bearing interest based on the then-current Canadian Benchmark shall convert, at the last day of the then current interest payment period, into a Loan bearing interest at the Canadian Benchmark Replacement described in clause (a)(i) of such definition for the respective Available Tenor as selected by the Company as is available for the then-current Canadian Benchmark; provided that, this clause (f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Lenders comprising the Required Lenders or the Company.

(vii) Required Lenders. For the purposes of this Section 3.03(e), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Canadian Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or L/C Issuer or any applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans or Alternative Currency Loans, as applicable, made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Term SOFR or Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13; excluding, however, any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan and Alternative Currency Term Rate Loan made by it at the applicable Relevant Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of any Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or such L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date or immediately prior to the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Company and, if Advance Funding Arrangements shall exist with respect to funding on the Closing Date, executed Advance Funding Documentation in form and number acceptable to the Administrative Agent;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note, subject to Section 2.11(a);

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require (but only to the extent such concept exists under relevant Applicable Law) to evidence that each Loan Party is duly organized or formed, and that it is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent, the L/C Issuers and each Lender, substantially in the form set forth in Exhibit I;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) certifying that the Company is in compliance with the financial covenant set forth in Section 7.09 as of the last day of the fiscal quarter of the Company ended on September 28, 2022; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date pursuant to any Loan Document shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of fees, charges and disbursements of counsel to the Administrative Agent as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) All Obligations (except principal) outstanding under the Existing Credit Agreement shall have been, or concurrently with the Closing Date shall be, paid, unless waived by any L/C Issuer in respect of any amounts owing in respect of Existing Letters of Credit issued by it.

(e) (i) Upon the reasonable request of any Lender made at least three days prior to the Closing Date, the Company, on behalf of each Loan Party, shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least two days prior to the Closing Date, and (ii) at least two days prior to the Closing Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to it.

(f) Duly executed copies of (i) the 2020 Term Loan and (ii) the 2023 Term Loan.

(g) A duly executed Committed Loan Notice.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, (i) for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (ii) in the event that Advance Funding Arrangements shall exist, the delivery by any Lender (x) of funds pursuant to such Advance Funding Arrangements and (y) its signature page to this Agreement shall constitute the request, consent and direction by such Lender to the Administrative Agent (unless expressly revoked by written notice from such Lender received by the Administrative Agent prior to the earlier to occur of funding or the Administrative Agent’s declaration that this Agreement is effective) to withdraw and release to the Borrowers on the Closing Date the applicable funds of such Lender to be applied to the funding of Loans by such Lender in accordance with Section 2.02 upon the Administrative Agent’s determination (made in accordance with and subject to the terms of this Agreement) that it has received all items expressly required to be delivered to it under this Section 4.01.

4.02 Conditions to Certain Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Loan Parties contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties are qualified by materiality, they shall be true and correct on and as of the date of such Credit Extension, and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date except to the extent qualified by materiality, then they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then (i) the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent, and (ii) all governmental filings, authorizations, consents and approvals required before making any Credit Extension to such Designated Borrower shall have been obtained or made.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or any L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 5.19, each Loan Party represents and warrants to the Administrative Agent, the L/C Issuers and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are relevant under the Laws of the relevant jurisdiction), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing (to the extent such concept is relevant under the Laws of the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, any necessary stamping, registration, statute of limitation and reservations in any legal opinions accepted by the Administrative Agent.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated July 1, 2022, and the related consolidated statement of earnings for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Company after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of Holdings, the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business and purported to be owned or leased by Holdings, the Company or such Subsidiary, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Holdings, the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Holdings, the Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Holdings and the Company have reasonably concluded that, except as specifically disclosed on Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.11 Taxes. Holdings and its Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed by them, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent that such failure would not reasonably be expected to have a Material Adverse Effect.

5.12 ERISA Compliance; Foreign Plans.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of Holdings or the Company, claims, actions or lawsuits, or action by any Governmental Authority, in each case in writing, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Holdings, the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, other than such failures to meet such requirements and the receipt of such waivers that could not reasonably be expected to result in a Material Adverse Effect.

(d) Neither Holdings, the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) All employer and employee contributions required by any Applicable Law in connection with all Foreign Plans have been made, or, if applicable, accrued, in accordance with the country-specific accounting practices, other than such noncompliance as could not reasonably be expected to result in a Material Adverse Effect. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities and complies in all material respects with all Applicable Laws, in each case other than such failure to register, maintain or otherwise comply as could not reasonably be expected to result in a Material Adverse Effect. There are no pending or, to the best knowledge of Holdings or the Company, claims, actions or lawsuits, or action by any Governmental Authority, in each case in writing, with respect to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect. None of Holdings, the Company, their Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction with respect to any Foreign Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(f) Holdings and the Company represent and warrant as of the Closing Date that Holdings and the Company are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13 Subsidiaries. As of the Closing Date, Holdings and the Company have no Subsidiaries other than (a) those specifically disclosed in Schedule 5.13, (b) inactive or dormant Subsidiaries, and (c) Subsidiaries whose results of operations and assets are immaterial in relation to Holdings’ consolidated results of operations and consolidated financial position. As of the Closing Date, Holdings has no Material Subsidiaries other than those Subsidiaries specified as a Material Subsidiary on Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) The proceeds of the Credit Extensions are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.07.

(b) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(c) None of Holdings, the Company, any Person controlling Holdings or the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.

(a) The information furnished by or on behalf of the Loan Parties to the Administrative Agent, the Arrangers or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

5.16 Compliance with Laws. Each of Holdings, the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of Holdings, the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 5.17. The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.

5.18 Intellectual Property; Licenses, Etc. Holdings, the Company and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person other than conflicts which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Holdings or the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Foreign Obligor Representations. Holdings, the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which a Foreign Obligor is a party (collectively, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which any Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, subject to the exceptions on the enforceability thereof described in Section 5.04 and any requirement under local law that the Applicable Foreign Obligor Document, prior to admission into any relevant foreign court, be translated into any language required by such court. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) Subject to Section 5.19(d), there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents to which the Foreign Obligor is a party or (ii) on any payment to be made by the Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by any Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable) and it being understood that the payment of interest under the Loan Documents by certain Foreign Obligors may require the payment of certain withholding taxes.

5.20 OFAC; USA Patriot Act.

(a) Neither Holdings, nor any of its Subsidiaries, nor, to the knowledge of Holdings and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, similar lists maintained and enforced by Canada or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction, unless otherwise licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under Applicable Law. Holdings and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Holdings and its Subsidiaries are in compliance in all material respects with the provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”).

5.21 Anti-Corruption Laws; AML Laws. Holdings and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions, and with applicable AML Laws, except, in each case, where a failure to comply with such anti-corruption legislation or AML Laws could not reasonably be expected to have a Material Adverse Effect, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.22 Company’s Authority to Act. The Company has, and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, shall have, the absolute and complete authority to take action thereunder and under the other Loan Documents in the name of and for the account of each of its Subsidiaries, including to execute any other Loan Documents on behalf thereof, without further action by or the consent of any such Subsidiary; provided, however, that nothing contained herein shall require the Administrative Agent to accept action by the Company in lieu of any such Subsidiary.

5.23 Covered Entity. No Loan Party is a Covered Entity.

ARTICLE VI AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each of its Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent (for delivery to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being understood that Ernst & Young LLP is reasonably acceptable to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for a “going concern” statement that is due solely to impending debt maturities occurring within 12 months of such audit or the anticipated breach of any financial covenants) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of earnings for (i) the most recently completed fiscal quarter, and (ii) the period beginning with the first day of the current fiscal year and ending of the last day of the most recently completed fiscal quarter, and cash flows for the period beginning with the first day of the current fiscal year and ending on the last day of the most recently completed fiscal quarter. The consolidated balance sheet shall be presented in comparative form with the balances as at the end of the immediately preceding fiscal year. The consolidated statements of earnings and the consolidated statements of cash flows shall likewise be presented in comparative form, and include the figures and amounts for the comparable period(s) of the immediately preceding fiscal year. Such consolidated financial statements shall be in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations, and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal recurring adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), Holdings shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings or the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for delivery to each Lender):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings (which delivery may, unless the Administrative Agent, or a Lender, requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; provided, that none of Holdings or any of its Subsidiaries shall be required to disclose any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Sustainability Coordinator or any Lender (or any designated representative) is then prohibited by law, rule or regulation or any third party agreement binding on the Company or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; and

(d) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a website maintained by the SEC, a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, each Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent (for notification to each Lender), and, in the case of clause (f), the Sustainability Coordinator, after any Responsible Officer of any Loan Party obtains knowledge thereof, of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) any determination by the Company referred to in Section 2.10(b);

(e) a change in the Debt Rating; and

(f) of any material modification to the structure or format of the Sustainability Reports.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes and Claims. Pay and discharge as the same shall become due and payable, (a) all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and (to the extent applicable under Applicable Law) good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non- preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Holdings insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self- insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which materially full, true and correct entries in conformity with GAAP (or the applicable foreign equivalent thereof) consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and, during the continuance of an Event of Default, each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, at the sole cost and expense of the Administrative Agent and the Lenders, subject in all cases to Applicable Law and the terms of applicable confidentiality agreements and to the extent that the Company determines that such inspection, examination or discussion will not violate or result in the waiver of any attorney-client privilege or attorney-client work product or the disclosure of non-financial trade secrets or proprietary information; provided, however, that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice and (ii) unless an Event of Default is continuing, such visits and inspections can occur no more frequently than one per year.

6.11 Use of Proceeds and Letters of Credit. (a) Use the proceeds of the Credit Extensions (i) to repay all outstanding amounts under the Existing Credit Agreement to the extent required pursuant to Section 10.21, and (ii) for general corporate purposes not in contravention of any Law or of any Loan Document; and (b) use the Letters of Credit directly or indirectly to support the potential default of any (i) performance obligations of the Company and its Subsidiaries under specific contracts with respect to non-financial or commercial obligations, including obligations in respect of any contract bids and advance payments under any contracts, or (ii) payments of any financial contractual obligations of the Company and its Subsidiaries, including insurance-related obligations and payment obligations under specific contracts in respect of Indebtedness undertaken by the Company or any Subsidiary; and including in each case any bank or other surety who in connection therewith issues a guarantee or other undertaking, performance bond, surety bond or other similar instrument that covers a default of any such performance or financial obligations.

6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, of or in the jurisdiction in which any Foreign Obligor is organized and existing which are required in connection with the Loan Documents.

6.13 Anti-Corruption Laws; Sanctions; AML Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions, with all applicable Sanctions, and with all applicable AML Laws, except, in each case, where a failure to comply with such anti-corruption legislation, applicable Sanctions or applicable AML Laws could not reasonably be expected to have a Material Adverse Effect, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

ARTICLE VII NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall not, nor permit any of its Subsidiaries to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and any refinancing, renewals or extensions thereof, provided that the property covered thereby is not increased and that the amount of the Indebtedness secured thereby is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and provided further that any such Liens securing Indebtedness with a principal or face amount exceeding $10,000,000 existing as of the date hereof shall be listed on Schedule 7.01;

(c) Liens for taxes, provided that such taxes are not yet delinquent or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or any Foreign Plan;

(f) deposits to secure the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business (including obligations imposed by the Applicable Laws of foreign jurisdictions and excluding obligations for the payment of borrowed money);

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.02(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(j) the interest of a purchaser of Permitted Receivables acquired pursuant to, or any Lien on the assets of a Securitization Subsidiary granted pursuant to, one or more Permitted Receivables Facilities, provided that at no time shall the aggregate amount of Indebtedness incurred pursuant to Permitted Receivables Facilities exceed the Securitizations Threshold (measured as of the most recently ended fiscal period of Holdings for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) at the time of granting such interest or otherwise incurring such Lien);

(k) Liens on assets acquired in any acquisitions permitted hereunder after the date of this Agreement; provided, however, that (A) such Liens existed at the time of such Acquisition and were not created in anticipation thereof, (B) any such Lien does not by its terms cover any assets after the time of such Acquisition which were not covered immediately prior thereto, and (C) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such Acquisition and any refinancing Indebtedness in respect thereof permitted by Section 7.02(c);

(l) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the relevant Subsidiary in excess of those set forth by the regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Company or any such Subsidiary to such depository institution;

(m) Liens consisting of precautionary financing statements filed in connection with operating leases;

(n) other Liens securing Indebtedness in an aggregate principal amount not to exceed at any time outstanding the principal amount permitted by Section 7.02(e);

(o) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business;

(q) licenses of intellectual property (i) granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and (ii) between or among any Loan Party and\or any Subsidiaries thereof;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s) restrictions on transfers of securities imposed by applicable securities laws;

(t) any interest or title of a lessor, sublessor, licensor or sublicensor by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by Holdings, the Company or any Subsidiary as tenant, subtenant, licensee or sublicense in the ordinary course of business, including any assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(u) Liens on (i) any cash earnest money deposits made by Holdings, the Company or any Subsidiary in connection with any proposed Acquisition, letter of intent or purchase agreement permitted hereunder and (ii) cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for Dispositions, to the extent the relevant Disposition is permitted hereby; and

(v) Liens in favor of a trustee or agent in an indenture or similar document relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee or agent.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, including real estate, within the limitations set forth in Section 7.01(i);

(c) Indebtedness of a Subsidiary acquired or assumed after the Closing Date and Indebtedness of a Person merged or consolidated with or into Holdings or any of its Subsidiaries after the Closing Date, which Indebtedness in each case existed at the time of such acquisition, merger, consolidation or conversion into Holdings or a Subsidiary and was not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and any Liens securing such Indebtedness shall be in compliance with Section 7.01(k) and any refinancing, renewals or extensions thereof, provided that the amount of the Indebtedness secured thereby is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided that no Default shall result from the assumption of such Indebtedness (regardless of principal amount);

(d) (i) Indebtedness of Subsidiaries of Holdings (including any existing bilateral Indebtedness of such Subsidiaries but excluding any Indebtedness of such Subsidiaries under the Loan Documents) in an aggregate principal amount not to exceed at the time of incurrence of any such Indebtedness, together with the Indebtedness permitted under Section 7.02(e) below, 15% of Consolidated Net Total Assets, determined as of the last day of the most recent fiscal quarter ended prior to the incurrence of such Indebtedness for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(e) (i) secured Indebtedness of Holdings and its Subsidiaries incurred in connection with the Liens permitted under Section 7.01(n) in an aggregate principal amount not to exceed at the time of incurrence of any such Indebtedness, together with the Indebtedness permitted under Section 7.02(d) above, 15% of Consolidated Net Total Assets, determined as of the last day of the most recent fiscal quarter ended prior to the incurrence of such Indebtedness for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(f) unsecured Indebtedness of Holdings and the Company if, after giving effect to such Indebtedness, Holdings and the Company shall be in compliance with the financial covenant set forth in Section 7.09 on a pro forma basis as of the last day of the fiscal quarter most recently ended;

(g) Indebtedness permitted by Section 7.01(j);

(h) Indebtedness constituting all payment and reimbursement obligations due in respect of all Performance Credits, performance-based bank guarantees and performance-based surety bonds, provided that, such obligations are repaid within three Business Days of becoming due and payable;

(i) Indebtedness in respect of cash management operations, netting services, cash pooling arrangements, automatic clearinghouse arrangements, daylight overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof;

(j) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with Acquisitions and asset sales; and

(k) Indebtedness (i) of Holdings to any of its Subsidiaries and (ii) of any Subsidiary of Holdings to Holdings or any other Subsidiary.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a) any Person (other than Holdings) may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (or any entity that will be a Subsidiary upon consummation of such merger), provided that (x) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and (y) when any Designated Borrower is merging with another Subsidiary that is not a Designated Borrower, the Designated Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the Company or to a wholly-owned Subsidiary of the Company or (ii) in accordance with Section 7.04; and

(c) any Person (other than the Company or any of its Subsidiaries) may merge with Holdings, provided that Holdings shall be the continuing or surviving Person.

7.04 Dispositions. Make any Disposition unless, after giving effect to such Disposition, no Default exists or would result therefrom and Holdings and the Company shall be in pro forma compliance with the financial covenant set forth in Section 7.09, without giving effect to any Elevated Compliance Period, on a pro forma basis as of the last day of the fiscal quarter most recently ended.

7.05 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related, complementary, ancillary or incidental thereto, or any reasonable extension thereof.

7.06 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings, the Company or such Subsidiary as would be obtainable by Holdings, the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate provided that, the foregoing restriction shall not apply to (i) transactions between and among the Loan Parties and their Subsidiaries, (ii) Dispositions permitted by Section 7.04, and (iii) customary compensation and indemnification paid or provided to officers, directors and employees.

7.07 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in any case in violation of Regulation U or X of the FRB.

7.08 Changes in Accounting. Make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition permitted hereunder to conform its fiscal year to Holdings.

7.09 Financial Covenant.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of Holdings commencing with the first fiscal quarter ending after the Closing Date to be greater than a level equal to 3.50:1.00; provided, that, at the request of the Company following a Material Acquisition, such level shall be increased to 4.00:1.00 for each of the four consecutive fiscal quarters ending after such Material Acquisition and such request (an “Elevated Compliance Period”) but provided, further, that such level shall be reduced to 3.50:1:00 for one full fiscal quarter period prior to any subsequent Elevated Compliance Period.

(b) At any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof), any Indebtedness incurred to consummate such Material Acquisition (and the proceeds of such indebtedness) shall be excluded from the determination of the Consolidated Leverage Ratio but only so long as the proceeds of such Indebtedness are restricted on the balance sheet and available solely to consummate such Material Acquisition.

7.10 Sanctions. Directly or, to the knowledge of any Loan Party, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, or in any country, region or territory, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person party to any Loan Document, or any Lender, Arranger, Sustainability Coordinator, Administrative Agent, L/C Issuer, Swing Line Lender, of Sanctions.

7.11 Anti-Corruption Laws; AML Laws. Directly or, to the knowledge of any Loan Party, indirectly use the proceeds of any Credit Extension for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, other anti-corruption legislation in other jurisdictions, or any applicable AML Laws.

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility or other fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company or Holdings, as applicable, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (but only to the extent relating to the continued existence of Holdings or a Borrower), Section 6.10 or Section 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) actual knowledge by any Loan Party or (ii) receipt by the Company of written notice thereof from the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except to the extent that such representation or warranty is qualified by materiality, then such representation or warranty shall be incorrect or misleading when made or deemed made (other than, for the avoidance of doubt, any Pricing Certificate Inaccuracy; provided that the Company complies with the terms of Section 2.19(d) with respect to any such Pricing Certificate Inaccuracy that would have resulted in an increase in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage for any period); or

(e) Cross-Default. (i) Holdings, the Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this subclause (B) shall not apply to (x) mandatory prepayments of secured Indebtedness that becomes due (1) as a result of the permitted voluntary sale or transfer of the property or assets securing such Indebtedness or (2) as a result of a casualty event affecting such property or assets; or (y) Indebtedness becoming due as a result of any acquisition of any Person or business so long as such acquisition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is paid as required by the terms of such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Holdings, the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Holdings, the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Holdings, the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party, Material Subsidiary, or, if the Insolvent Domestic Subsidiary Limit has been, or thereby is, exceeded, any other Domestic Subsidiary of Holdings, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days (or 90 calendar days in the case of any Foreign Subsidiary); or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days (or 90 calendar days in the case of any Foreign Subsidiary), or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party, Material Subsidiary, or, if the Insolvent Domestic Subsidiary Limit has been, or thereby is, exceeded, any other Domestic Subsidiary of Holdings, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against Holdings, the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non- monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) in the case of a money judgment, such judgment remains unpaid and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Holdings or the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Holdings, the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any of its Subsidiaries contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment(s) of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuers) amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.16;

Sixth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the L/C Issuers and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03 and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b) For purposes of calculating the portion of any such amount received by the Administrative Agent in any currency to be applied as provided in Section 8.03(a), the Administrative Agent may designate the date of such receipt as a Revaluation Date for purposes of determining the Dollar Equivalent of any currencies in which any applicable Obligations are denominated. The Administrative Agent shall so apply any such amount by making payments denominated in the same currency as the amount so received by the Administrative Agent is denominated.

(c) The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any such application in a currency (the “Application Currency”) other than that in which such sum is denominated in an Agreement Currency, be discharged only to the extent that on the Business Day following the date of any such application by the Administrative Agent of any such amount in the Application Currency, the Administrative Agent, may, in accordance with normal banking procedures, purchase the Agreement Currency with the Application Currency. If the amount of the Agreement Currency so purchased is less than the Obligations originally due to the Administrative Agent or any applicable Lender from the Borrowers in the Agreement Currency, the Borrowers acknowledge that the applicable Obligations shall remain outstanding to the extent of such difference. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any applicable Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under Applicable Law).

ARTICLE IX ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent, the Arrangers or the Sustainability Coordinator, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers or the Sustainability Coordinator, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, Arrangers, Sustainability Coordinator or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer; and

(e) shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent and L/C Issuers.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(m) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor to Bank of America (and acceptance by such successor of such appointment) as L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(e) Each other L/C Issuer may at any time give notice of its resignation to the Company and the Administrative Agent. Upon receipt of any such notice of resignation, the Company shall have the right to appoint a successor L/C Issuer as provided in Section 2.03(l). Such resigning L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Company of a successor to such L/C Issuer hereunder as provided in clause (i) above (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer (in its capacity as such) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(f) Any successor Administrative Agent, L/C Issuer or Swing Line Lender appointed hereunder shall be an existing Lender at the time of such appointment.

9.07 Non-Reliance on Administrative Agent, Arrangers, Sustainability Coordinator and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, any Arranger nor the Sustainability Coordinator has made any representation or warranty to it, and that no act by the Administrative Agent, any Arranger or the Sustainability Coordinator hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Arranger or the Sustainability Coordinator to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent, such Arranger or the Sustainability Coordinator have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent, each Arranger and the Sustainability Coordinator that it has, independently and without reliance upon the Administrative Agent, any Arranger, the Sustainability Coordinator, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Sustainability Coordinator, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Sustainability Coordinator, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(j) and (k), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

9.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 2.18, Section 2.19, Section 3.03 and as otherwise specifically set forth herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment(s) of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate, and (ii) any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate;

(e) change (i) Section 2.13 in a manner that would have the effect of altering the pro rata sharing of payments required thereby, (ii) Section 8.03 or (iii) any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder, in each case, without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” or “Eligible Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) release Holdings or the Company from the Guaranty without the written consent of each Lender;

(i) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, without the written consent of each Lender directly and adversely affected thereby, unless all directly and adversely affected Lenders are provided an opportunity to participate on a pro rata basis in such other Indebtedness; or

(j) amend Section 2.14(b) (regarding the process of approving an additional Designated Borrower) without the written consent of each Lender;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) any amendment, modification or other supplement to the Sustainability Table (other than with respect to the amounts of the Sustainability Fee Adjustment or Sustainability Rate Adjustment) may be entered into or amended in a writing executed only by the Company and the Sustainability Coordinator, each acting reasonably, and acknowledged by the Administrative Agent (acting reasonably), and shall not require the consent of any other Lender (provided that, if any such amendment, modification or other supplement is not in connection with the occurrence of an event as contemplated by Section 2.19(g) and is reasonably determined by the Administrative Agent and/or the Sustainability Coordinator to be material to the interests of the Lenders, the Administrative Agent and the Sustainability Coordinator may grant or withhold consent in their respective sole discretion). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Company and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.06 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Company and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall provide each such amendment implementing such changes to the Lenders reasonably promptly after such amendment becomes effective.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, each L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders or the L/C Issuers and if necessary one local counsel in each applicable jurisdiction and one additional counsel for each affected party in the event of a conflict of interest), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Sustainability Coordinator, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel to the Indemnitees taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interests where the Indemnitee affected by such conflict informs the Company of such conflict, one additional counsel to each group of affected Indemnitees similarly situated taken as a whole), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee or, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of any Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any unfunded Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and the Swing Line Lender shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, subject to Section 2.11(a). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation of Bank of America as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Administrative Agent, the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor to Bank of America as L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f)). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor to Bank of America as L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c), (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder or (iii) any credit insurance provider relating to the Borrowers and their Obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees), the Company or the applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM

OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE FOREGOING, EACH DESIGNATED BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AUTHORIZED AGENT WITH ALL POWERS NECESSARY TO RECEIVE ON ITS BEHALF SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS IN ANY OF SUCH COURTS IN AND OF THE STATE OF NEW YORK. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO A DESIGNATED BORROWER IN CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN SECTION 10.02, AND EACH DESIGNATED BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE COMPANY TO ACCEPT SUCH SERVICE ON ITS BEHALF AND AGREES THAT THE FAILURE OF THE COMPANY TO GIVE ANY NOTICE OF ANY SUCH SERVICE TO SUCH DESIGNATED BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. THE COMPANY HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT AS PROCESS AGENT.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Arranger or any Lender, has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, nor any Arranger or any Lender, has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an

Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, any L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.19 USA PATRIOT Act. Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20 English Language. The Loan Parties expressly require that this document and all documents accessory hereto be drawn up in English and the Administrative Agent and each Lender, because of the customer’s requirement and by making such documents available to the customer in the English language, expresses the same requirement. Les Emprunteurs requièrent expressément que ce document et tous les documents quis’y rapportent soient rédigés en langue anglaise et la Mondataire Administratif et chaque Prêteur, à cause de cette exigence du client, exprime la même volonté en faisant en sorte que les documents en langue anglaise soient à la disposition du client.

10.21 Amendment and Restatement.

(a) This Agreement is intended to amend and restate and supersede and replace in its entirety the Existing Credit Agreement, without novation, with the Commitments set forth herein and the Lenders and L/C Issuers party hereto. Any Lender party to the Existing Credit Agreement not listed in the signature pages hereof shall cease to be a Lender on the Closing Date upon payment of all amounts (except principal) due to it under Section 4.01(d) and all amounts of principal owing to it under Section 10.21(b). Without limiting the generality of the foregoing, on the Closing Date, each Lender listed on the signature pages hereof not previously party to the Existing Credit Agreement shall be and become a Lender hereunder and shall have all of the rights and be obligated to perform all of the obligations of a Lender hereunder to the extent of its Commitment. Notwithstanding anything to the contrary contained in the Existing Credit Agreement, in order to effect the restructuring of the existing credit facilities as contemplated by this Agreement, (i) all existing Letters of Credit under (and as defined in) the Existing Credit Agreement will be deemed to be Letters of Credit in accordance with this Agreement, (ii) all accrued and unpaid interest, and all accrued and incurred and unpaid fees, costs and expenses payable under the Existing Credit Agreement, including all accrued and unpaid Letter of Credit Fees under (and as defined in) Section 2.03(j) of the Existing Credit Agreement, fronting fees under (and as described in ) Section 2.03(k) of the Existing Credit Agreement and all fees and expenses outstanding under Section 10.04(a) and Section 10.04(b) of the Existing Credit Agreement and other similar costs and expenses, will be due and payable on the Closing Date, (iii) all loans and other obligations of the Borrowers outstanding as of the Closing Date under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall take any such actions as set forth in clause (b) below, (iv) all Base Rate Loans (as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement shall continue as Base Rate Loans under this Agreement subject to the definition of “Base Rate” as defined in this Agreement, (v) all Alternative Currency Loans (as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement shall continue as Alternative Currency Loans in their respective currencies under this Agreement subject to the terms and conditions set forth in this Agreement, (vi) all Swing Line Loans (as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement shall continue as Swing Line Loans under this Agreement subject to the terms hereof and (vii) the Interest Periods for all Eurocurrency Rate Loans (each as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement shall terminate and, at the option of the Company pursuant to a Committed Loan Notice or Swing Line Loan Notice delivered pursuant to Section 4.01 on or prior to the Closing Date, such Loans shall be converted to either Term SOFR Loans, Base Rate Loans or Alternative Currency Loans, as applicable, under this Agreement subject to the terms hereof (or, with respect to the alignment of any Interest Period on the Closing Date, as set forth in the applicable Committed Loan Notice). Each party hereto acknowledges and agrees that, on and after the Closing Date, the Applicable Rate applicable to any Loan shall be as set forth in the definition of “Applicable Rate” in Section 1.01, without regard to any margin applicable thereto under the Existing Credit Agreement prior to the Closing Date, and each Lender party hereto consents to any early termination of any Interest Periods (as defined in the Existing Credit Agreement) as contemplated by the foregoing clause (vii) and agrees to waive any amounts to which it might otherwise be entitled under Section 3.05 of the Existing Credit Agreement solely in connection therewith. The Letters of Credit (undrawn or drawn but as yet unreimbursed as of the Closing Date) outstanding under the Existing Credit Agreement on the Closing Date, which are specified on Schedule 1.02, shall, following the satisfaction of all conditions precedent as set forth in Section 4.01 to the initial Credit Extension hereunder, be deemed to constitute Letters of Credit issued hereunder in the same manner and subject to the same terms and conditions as if issued initially as Letters of Credit pursuant to Section 2.03.

(b) Each Lender hereunder shall have the Applicable Percentage as set forth in Schedule 2.01. Each Lender having Loans outstanding on the Closing Date and whose Applicable Percentage in respect of such Loans has been decreased on the Closing Date, and each Lender under the Existing Credit Agreement not continuing as a Lender hereunder, shall be deemed to have assigned on the Closing Date, without recourse, ratably to each Lender increasing its Commitment (an “Increasing Lender”) and to any new Lender with a Commitment (a “New Lender”) on the Closing Date such ratable portion of such Loans as shall be necessary to effectuate such adjustment. Each Increasing Lender and each New Lender on the Closing Date shall (i) be deemed to have assumed such ratable portion of such Loans and (ii) fund on the Closing Date such assumed amounts to the Administrative Agent for the account of each such assigning Lender in accordance with the provisions hereof in the amount notified to such Increasing Lender or New Lender by the Administrative Agent.

(c) Each Loan Party, as applicable, ratifies, affirms and acknowledges all of its Obligations in respect of the Existing Letters of Credit and related Issuer Documents, and the Lenders shall be deemed to have participating interests in the Existing Letters of Credit and related Issuer Documents as of the Closing Date in accordance with their Applicable Percentage as reflected in Schedule 2.01 attached hereto.

(d) All previously outstanding promissory notes under the Existing Credit Agreement will be deemed cancelled upon the occurrence of the Closing Date and the issuance of the Notes hereunder. Additionally, those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HOLDINGS:
JACOBS SOLUTIONS, INC.

	By:	/s/ Kevin Berryman
Name: Kevin Berryman
Title: President and Chief Financial Officer
COMPANY:

JACOBS ENGINEERING GROUP INC.

	By:	/s/ Kevin Berryman
Name: Kevin Berryman
Title: President and Chief Financial Officer
DESIGNATED BORROWERS:

JACOBS EUROPE HOLDCO LIMITED

	By:	/s/ Katherine Kenny
Name: Katherine Kenny
Title: Director

JACOBS U.K. LIMITED

	By:	/s/ Kevin Berryman
Name: Kevin Berryman
Title: Director

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

SIGNED for JACOBS AUSTRALIA PTY LIMITED ACN 079 749 287 under power of attorney in the presence of:	/s/ Kevin Berryman
Signature of attorney

/s/ Michael Carlin	Kevin Berryman
Signature of witness	Name

Michael Carlin	February 6, 2023
Name	Date of power of attorney

SIGNED for JACOBS AUSTRALIA HOLDINGS COMPANY PTY. LTD. ACN 165 641 592 under power of attorney in the presence of:	/s/ Kevin Berryman
Signature of attorney

/s/ Michael Carlin	Kevin Berryman
Signature of witness	Name

Michael Carlin	February 6, 2023
Name	Date of power of attorney

SIGNED for JACOBS GROUP (AUSTRALIA) PTY LTD ACN 001 024 095 under power of attorney in the presence of:	/s/ Kevin Berryman
Signature of attorney

/s/ Michael Carlin	Kevin Berryman
Signature of witness	Name

Michael Carlin	February 6, 2023
Name	Date of power of attorney

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender, a L/C Issuer and the Swing Line Lender

By:	/s/ Mukesh Singh
Name:	Mukesh Singh
Title:	Director

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

BNP PARIBAS, as a Lender and an L/C Issuer

By:	/s/ Karim Remtoula
Name:	Karim Remtoula
Title:	Vice President

By:	/s/ Valentin Detry
Name:	Valentin Detry
Title:	Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

TD BANK, N.A., as a Lender

By:	/s/ Steve Levi
Name:	Steve Levi
Title:	Senior Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Greg Strauss
Name:	Greg Strauss
Title:	Managing Director

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle T. O’Reilly
Name:	Kyle T. O’Reilly
Title:	SVP #23203

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Catherine Jones
Name:	Catherine Jones
Title:	Managing Director

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

CITIZEN BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Carmen Malizia
Name:	Carmen Malizia
Title:	Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Will Price
Name:	Will Price
Title:	Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

NATIONAL WESTMINSTER BANK PLC, as a Lender

By:	/s/ Jonathan Eady
Name:	Jonathan Eady
Title:	Director

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sayab Ayub
Name: Sayab Ayub
Title:	Authorized Signatory

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Phil Andresen
Name: Phil Andresen
Title: Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

REGIONS BANK, as a Lender

By:	/s/ George Hunter
Name: George Hunter
Title: Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

COMERICA BANK, as a Lender

By:	/s/ John Smithson
Name: John Smithson
Title: Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Brian Monahan
Name: Brian Monahan
Title:	Director, Relationship Manager

By:	/s/ Pinyen Shih
Name: Pinyen Shih
Title:	Executive Director, Industrials Team Lead

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

TRUIST BANK, as a Lender

By:	/s/ William P. Rutkowski
Name:	William P. Rutkowski
Title:	Director

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Will Hicks
Name:	Will Hicks
Title:	Vice President

Jacobs Engineering Group Inc.

Third Amended and Restated Credit Agreement

Signature Page

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: __________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐    A Borrowing of Loans                            ☐    A conversion or continuation of Loans

1.	On ____________________ (a Business Day).

2.	In the amount of ____________________.

3.	Comprised of ____________________________.

[Type of Committed Loan requested]

4.	In the following currency: ____________________.

5.	For Term SOFR Loans or Alternative Currency Term Rate Loans: with an Interest Period of _____ months.

6.	On behalf of ________________________, if applicable.

[insert name of applicable Designated Borrower]

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement and with the last sentence of Section 2.01 of the Agreement.

JACOBS ENGINEERING GROUP INC.

By: ___________________________________
Name:_________________________________
Title: _________________________________

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ____________, ____

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

The Company hereby requests a Swing Line Loan:

1.	On___________________________________ (a Business Day).

2.	In the amount of $________________________ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

JACOBS ENGINEERING GROUP INC.

By: ___________________________________
Name: _________________________________
Title: __________________________________

B-1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF [AMENDED AND RESTATED]1 NOTE

[___________     , 20 ]

FOR VALUE RECEIVED, each of the undersigned (each a “Borrower” and, collectively, the “Borrowers”) hereby promises to pay to __________    or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to such Borrower under that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

Each Borrower promises to pay interest on the unpaid principal amount of each Loan made to such Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[This Note amends, restates and continues the indebtedness under the Note issued by the Borrowers to the Lender dated as of March 27, 2019 (the “Original Note”), and this Note is in substitution for and an amendment and replacement of the Original Note. Nothing herein or in any other document shall be construed to constitute payment of the Original Note.]

[1]	To be included for Lenders under the Existing Credit Agreement who previously received a Note (as defined in the Existing Credit Agreement) and request a new Note (as defined in the Agreement).

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

[JACOBS ENGINEERING GROUP INC.]
By:

Name:

Title:

[COMPLETE WITH APPLICABLE DESIGNATED BORROWER(S)]

By:

Name:

Title:

Form of Note

[Each person who executes this Note on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

SIGNED for [COMPLETE WITH APPLICABLE DESIGNATED BORROWER(S)]

under power of attorney in the presence of:	Signature of attorney

Signature of witness	Name

Name	Date of power of attorney]

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______,

To:	Bank of America, N.A., as Administrative Agent

Ladies	and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________ _____ of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Holdings has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Holdings has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Holdings during the accounting period covered by such financial statements.

3. A review of the activities of Holdings during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Holdings performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

☐ Check for distribution to PUBLIC and Private side Lenders

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________________,____________ .

JACOBS SOLUTIONS INC.

By: ______________________________________
Name: ____________________________________
Title: _____________________________________

Form of Compliance Certificate

For the Quarter/Year ended _______________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.09(a) – Consolidated Leverage Ratio. [2]

A.	Consolidated Funded Indebtedness ((i) including the aggregate undrawn stated amount of all Financial Credits and all payment and reimbursement obligations due in respect thereof and (ii) excluding the aggregate undrawn stated amount of all Performance Credits, but including all payment and reimbursement obligations due in respect thereof) at Statement Date:	$	___________
B.	Consolidated EBITDA for four consecutive fiscal quarters ending on the date above (“Subject Period”):
1.	Consolidated Net Income for Subject Period:	$	___________
2.	Consolidated Interest Charges for Subject Period:	$	___________
3.	Provision for income taxes for Subject Period:	$	___________
4.	Depreciation expenses for intangibles for Subject Period:	$	___________
5.	Amortization expenses for intangibles for Subject Period:	$	___________
6.	Any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, restructuring, severance, business optimization, integration, transition, decommissioning, lease termination payments, consolidation and other restructuring costs, charges, accruals, reserves or expenses in an amount not to exceed 25% of Consolidated EBITDA (calculated prior to giving effect to any adjustment pursuant to this clause) in the aggregate in respect any such cash costs, charges, accruals, reserves or expenses attributable to Holdings and its Subsidiaries for Subject Period:	$	___________
7.	Fees and expenses incurred during such period in connection with any proposed or actual equity issuance or any proposed or actual issuance or incurrence of any Indebtedness, or any proposed or actual Acquisitions, Investments or Dispositions, including any financing fees and any merger and acquisition fees for Subject Period:	$	___________
8.	Any losses during such period resulting from the sale or Disposition of any assets of, or the discontinuation of any operations of, in each case, Holdings or any Subsidiary for Subject Period:	$	___________
9.	Non-cash charges and expenses that are either (a) related to stock option awards or other equity compensation, (b) in connection with any Acquisition, Investment or Disposition or (c) impairment charges for Subject Period:	$	___________

[2]

For purposes of Section I of this Compliance Certificate, if there has occurred an Acquisition during the Subject Period, Consolidated EBITDA shall be calculated, at the option of the Company, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Securities Exchange Act of 1934, as if such Acquisition occurred on the first day of the applicable period.

Form of Compliance Certificate

10.	Any other non-cash charges or expenses (provided, that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) for Subject Period:	$	___________
11.	Without duplication and to the extent included in arriving at such Consolidated Net Income, any extraordinary, unusual, infrequent or non-recurring gains for such period for Subject Period:	$	___________
12:	Consolidated EBITDA (Sum of Lines I.B.1 through 10 minus Line I.B.11):	$	___________
C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B.12):		_____ to 1.00
	Maximum permitted:		[____ to 1.00	][3]

II.	Applicable Rate Determination—Consolidated Leverage Ratio

A.	Consolidated Leverage Ratio (Line I.C)	______to 1.00
B.	Current Debt Rating	___________
C.	Pricing Level in accordance with below grid	___________

Pricing Level	Debt Rating	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee		Applicable Margin for Term SOFR Loans and Alternative Currency Loans	Base Rate Loans and Swing Line Loans
				Financial Credit	Performance Credit
1	>A-/A3	≤1.00:1	0.100%	0.875%	0.500%	0.875%	0.000%
2	BBB+ / Baa1	>1.00:1 but <1.50:1	0.125%	1.125%	0.675%	1.125%	0.125%
3	BBB / Baa2	≥1.50:1 but <2.00:1	0.150%	1.250%	0.750%	1.250%	0.250%
4	BBB- / Baa3	≥2.00:1 but <2.50:1	0.175%	1.375%	0.875%	1.375%	0.375%
5	BB+ / Ba1	≥2.50:1 but <3.00:1	0.225%	1.500%	1.000%	1.500%	0.500%
6	≤BB / Ba2	>3.00:1	0.250%	1.625%	1.125%	1.625%	0.625%

[3]

The Consolidated Leverage ratio for such period shall not exceed 3.50:1.00; provided, that, at the request of the Company following a Material Acquisition, such level shall be increased to 4.00:1.00 for each of the four consecutive fiscal quarters ending after such Material Acquisition and such request (an “Elevated Compliance Period”) but provided, further, that such level shall be reduced to 3.50:1:00 for one full fiscal quarter period prior to any subsequent Elevated Compliance Period.

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.] 7 Capitalized terms used but not defined herein shall have the meanings given to them in the Third Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Jacobs Engineering Group, Inc. (the “Company”) and certain Subsidiaries of the Company

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Third Amended and Restated Credit Agreement, dated as of February 6, 2023, among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment / Loans for all Lenders[11]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number

[8]	List each Assignor, as appropriate.
[9]	List each Assignee and, if available, its market entity identifier, as appropriate.
[10]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, etc.).
[11]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Form of Assignment and Assumption

7.

Not an Employee Benefit Plan. [The][Each] Assignee represents and warrants as of the Effective Date to the Administrative Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

[8.	Trade Date: ][13]

Effective Date:                                                          , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][14]

[NAME OF ASSIGNOR]

By: _______________________________
Name: _____________________________
Title: _____________________________

[NAME OF ASSIGNOR]

By: _______________________________
Name: _____________________________
Title: _____________________________

[14]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Form of Assignment and Assumption

ASSIGNEE[S][15]

[NAME OF ASSIGNEE]

By: _______________________________
Name: _____________________________
Title: _____________________________

[NAME OF ASSIGNEE]

By: _______________________________
Name: _____________________________
Title: _____________________________

[Consented to and][16] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By: _________________________________
Name: _____________________________
Title: ________________________________

[Consented to:][17]

[ ]

By: _________________________________
Name: _____________________________
Title: ________________________________

[15]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[16]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[17]	To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

FORM OF GUARANTY

[see attached]

F - 1

Form of Guaranty

SECOND AMENDED AND RESTATED GUARANTY

THIS SECOND AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of February 6, 2023, is made by Jacobs Solutions Inc., a Delaware corporation (“Holdings”) and Jacobs Engineering Group Inc., a Delaware corporation (the “Company” and together with Holdings, the “Guarantors” and each a “Guarantor”), in favor of the Lenders, the L/C Issuers and the Swing Line Lender referred to below, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

The Company and the Administrative Agent are parties to that certain Amended and Restated Guaranty Agreement dated as of March 27, 2019 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Guaranty Agreement”) pursuant to which the Company guaranteed the extensions of credit made or maintained under that certain Second Amended and Restated Credit Agreement dated as of March 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among the Company, certain Subsidiaries of the Company from time to time party thereto as Designated Borrowers, the Administrative Agent, the Lenders and L/C Issuers from time to time party thereto and the Swing Line Lender party thereto.

It is a condition precedent to the amending and restating of the Existing Credit Agreement and the Borrowings and issuances of Letters of Credit under the Third Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Guarantors, the Subsidiary Borrowers, the Administrative Agent, the Lenders and L/C Issuers from time to time party thereto and the Swing Line Lender party thereto that the Guarantors guarantee the indebtedness of the Borrowers to the Guaranteed Parties under or in connection with the Credit Agreement and the obligations of any Subsidiary to any L/C Issuer under or in connection with the Issuer Documents (such Subsidiaries, together with the Borrowers, collectively the “Designated Obligors”). The Guarantors will derive substantial direct and indirect benefits from the making of the Loans to, and the issuance of Letters of Credit for the account or benefit of, the Designated Obligors pursuant to the Credit Agreement (which benefits are hereby acknowledged by each Guarantor).

Accordingly, to induce the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders to enter into the Credit Agreement, and in consideration thereof, each Guarantor hereby agrees that the Existing Guaranty Agreement is hereby amended and restated by this Guaranty, with the effect that the Existing Guaranty Agreement as so amended and restated is hereby continued into this Guaranty, and this Guaranty shall constitute neither a release nor novation of any obligation or liability arising under the Existing Guaranty Agreement, and such obligations shall continue in effect on the terms hereof, all as follows:

SECTION 1. Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Collateral” means any property and interests and proceeds thereof now or hereafter acquired by any Guarantor or any other Person in which a Lien shall exist in favor of the Guaranteed Parties to secure the Guaranteed Obligations.

“Collateral Documents” means any agreement pursuant to which any Guarantor or any other Person provides a Lien on any Collateral and all filings, documents and agreements made or delivered pursuant thereto.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Guaranteed Parties” means the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered by each Guarantor to any Guaranteed Party under or in connection with this Guaranty.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” has the meaning set forth in Section 7.

(c) Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

SECTION 2. Guaranty.

(a) Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Designated Obligors to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes,

2

the Issuer Documents and the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Designated Obligors to the Guaranteed Parties thereunder or in connection therewith; provided that, no Guarantor shall be deemed to guarantee the obligations in respect of which it is a primary obligor. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against any Designated Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Designated Obligors, and all other indebtedness, liabilities and obligations to be paid or performed by each Guarantor in connection with this Guaranty (including any and all amounts due under Section 10.04 of the Credit Agreement), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

(b) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of each Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

SECTION 3. Liability of Guarantor. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against any other Loan Party or any other Person, or against any Collateral;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and any Designated Obligor with respect to the existence of such Event of Default;

(iv) each Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) each Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall any Guarantor be exonerated or discharged by, any of the following events:

3

(A) any Insolvency Proceeding with respect to any Designated Obligor, any Guarantor, any other Loan Party or any other Person;

(B) any limitation, discharge, or cessation of the liability of any Designated Obligor, any Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, acquisition, consolidation or change in structure of any Designated Obligor, any Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Designated Obligor, any Guarantor, any other Loan Party or other Person;

(D) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that any Designated Obligor, any Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;

(G) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of any Designated Obligor, any other Loan Party or any other Person;

(H) any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein;

(I) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;

(J) any acts of any Governmental Authority of or in any jurisdiction affecting any Guarantor, any other Loan Party or other Person, including any restrictions on the conversion or exchange of currency or repatriation or control of funds, a declaration of banking moratorium or any suspension of payments by banks in any jurisdiction or the imposition by any jurisdiction or any Governmental Authority thereof or therein of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, or any total or partial expropriation, confiscation, nationalization or requisition of any such Person’s property; any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in any jurisdiction; or any economic political, regulatory or other events in any jurisdiction; and

(K) any other guaranty, whether by any Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Designated Obligor to any Guaranteed Party.

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SECTION 4. Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from each Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

(iii) the time for any Designated Obligor’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

(iv) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;

(v) the Guaranteed Parties may take and hold other security (legal or equitable) of any kind at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(vi) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of any Designated Obligor to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(vii) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of any Guarantor against any Designated Obligor; all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

SECTION 5. Guarantor Waivers.

(a) Certain Waivers. Each Guarantor waives and agrees not to assert:

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(i) any right to require any Guaranteed Party to marshal assets in favor of any Designated Obligor, any Guarantor, any other Loan Party or any other Person, to proceed against any Designated Obligor, any other Loan Party or any other Person to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of §9-611 of the New York UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of any Designated Obligor, any Guarantor or any other Person;

(iv) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of any Guarantor or the right of any Guarantor to proceed against any Designated Obligor or any other obligor of the Guaranteed Obligations for reimbursement; and

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty, including any rights and defenses available to the Guarantors by reason of Sections 2787 to 2855, inclusive, of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing is included solely out of an abundance of caution, and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Guaranty or the Guaranteed Obligations.

(b) Additional Waivers. Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Designated Obligor, any Guarantor or any other Person with respect to the Guaranteed Obligations.

(c) Independent Obligations. The obligations of any Guarantor hereunder are independent of and separate from the obligations of any Designated Obligor and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against any Guarantor, whether or not any Designated Obligor or any such other Loan Party is joined therein or a separate action or actions are brought against any Designated Obligor or any such other Loan Party.

(d) Financial Condition of Designated Obligors. No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of any Designated Obligor or the ability of any Designated Obligor to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

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SECTION 6. Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against any Designated Obligor or other Loan Parties, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 7. Subordination.

(a) Subordination to Payment of Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations of any Designated Obligor to any Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to the Designated Obligors or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by any Designated Obligor to the any Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

(b) No Payments. As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall accept or receive any payment or distribution by or on behalf of any Designated Obligor, directly or indirectly, of assets of any Designated Obligor of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt (“Subordinated Debt Payments”), except that if no Event of Default exists, each Guarantor shall be entitled to accept and receive payments on the Subordinated Debt, in each case to the extent not prohibited by Article VII of the Credit Agreement. During the existence of an Event of Default (or if any Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Event of Default is cured or waived, no Guarantor shall make, accept or receive any Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 7, any Subordinated Debt Payments shall be received in contravention of this Section 7 by any Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the Guaranteed Obligations.

(c) Subordination of Remedies. As long as any Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall, without the prior written consent of the Administrative Agent:

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(i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Debt;

(ii) exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of any Designated Obligor or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of any Guarantor to any Designated Obligor against any of the Subordinated Debt; or

(iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding; provided that in respect of clauses (i), (ii) and (iii) above, the prior written consent of the Administrative Agent shall not be required unless an Event of Default exists.

(d) Subordination Upon Any Distribution of Assets of any Designated Obligor. In the event of any payment or distribution of assets of any Designated Obligor of any kind or character at any time that an Event of Default exists, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving any Designated Obligor,

(i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and

(ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which any Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such Guaranteed Obligations.

(e) Authorization to Administrative Agent. If, while any Subordinated Debt is outstanding and while an Event of Default exists, any Insolvency Proceeding is commenced by or against any Designated Obligor or its property:

(i) the Administrative Agent, when so instructed by the Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of the Guarantors or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and

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(ii) each Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Required Lenders) may reasonably request (A) to collect the Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

SECTION 8. Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.

SECTION 9. Payments. (a) Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against any Guarantor by virtue hereof, upon the failure of any Designated Obligor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), such Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to any Designated Obligor, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Designated Obligor for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the currency in which such Guaranteed Obligations are denominated, in Same Day Funds, to the Administrative Agent at such office of the Administrative Agent and to such account as are specified in the Credit Agreement. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Guaranty be made in the United States.

(b) Any payments by each Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.

SECTION 10. Representations and Warranties. Each Guarantor represents and warrants to each Guaranteed Party, in addition to those representations and warranties of such Guarantor set forth in Article V of the Credit Agreement that:

(a) No Prior Assignment. Each Guarantor has not previously assigned any interest in the Subordinated Debt or any collateral relating thereto, no Person other than such Guarantor owns an interest in any of the Subordinated Debt or any such collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to such Guarantor.

(b) Solvency. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty such Guarantor, on a consolidated basis with its Subsidiaries, is and will be Solvent.

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(c) Consideration. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code, in §3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which either is a party.

(d) Independent Investigation. Each Guarantor hereby acknowledges that each has undertaken its own independent investigation of the financial condition of any Designated Obligor and all other matters pertaining to this Guaranty and further acknowledges that neither is relying in any manner upon any representation or statement of any Guaranteed Party with respect thereto. Each Guarantor represents and warrants that each has received and reviewed copies of the Loan Documents and that each is in a position to obtain, and each hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of any Designated Obligor and any other matters pertinent hereto that each Guarantor may desire. Each Guarantor is not relying upon or expecting any Guaranteed Party to furnish to such Guarantor any information now or hereafter in any Guaranteed Party’s possession concerning the financial condition of any Designated Obligor or any other matter.

SECTION 11. Notices. All notices and other communications provided for herein shall be in writing and shall be given in the manner and to the addresses specified in the Credit Agreement. All such notices and communications shall be effective as set forth in Section 10.02 of the Credit Agreement.

SECTION 12. No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 13. Right of Set-Off. Subject to the further terms and conditions set forth in Section 10.08 of the Credit Agreement, if an Event of Default shall have occurred and be continuing, each of the Lenders and the L/C Issuers, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of any Guarantor now or hereafter existing under this Guaranty or any other Guarantor Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer (by its acceptance hereof) agrees to notify each Guarantor and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Guaranteed Party shall be under any obligation to marshal any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any other Guaranteed Party, or the Administrative Agent or any other Guaranteed Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be

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fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any other Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each L/C Issuer severally (by its acceptance hereof) agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

SECTION 15. Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Related Party or Participant) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than any Guarantor, and such obligations shall be limited to those expressly stated herein.

SECTION 16. Binding Effect; Assignment.

(a) Binding Effect. This Guaranty shall be binding upon each Guarantor and their successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.

(b) Assignment. Except to the extent otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by each Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with (and subject to the restrictions in) Section 10.06 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. Subject to Section 10.06 of the Credit Agreement, in the event of any grant of a participation, the Participant (A) shall be deemed to have a right of setoff under Section 13 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 10.04 of the Credit Agreement.

SECTION 17. Governing Law. THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 18. Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of each Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement in accordance with the Credit Agreement. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the requisite parties as required by the Credit Agreement. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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SECTION 19. Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 19, if and to the extent that the enforceability of any provisions in this Guaranty relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or any Guaranteed Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Guaranteed Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Guaranteed Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Guaranteed Party from any Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Guaranteed Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Guaranteed Party in such currency, the Administrative Agent or such Guaranteed Party, as the case may be, agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 21. Taxes. Any and all payments under this Guaranty by each Guarantor shall be made free and clear of, and without deduction or withholding for, any Taxes, all in accordance with the Credit Agreement.

SECTION 22. Amendment and Restatement. Notwithstanding this amendment and restatement of the Existing Guaranty Agreement, (a) all of the indebtedness, liabilities and obligations owing by each Guarantor, as applicable, under the Existing Guaranty Agreement shall continue as obligations hereunder, (b) the guaranty hereunder is given as a substitution of, and not as a payment of the indebtedness, liabilities and obligations of each Guarantor, as applicable, under, the Existing Guaranty Agreement and neither the execution and delivery of this Guaranty nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Guaranty Agreement or the guaranty created thereunder and (c) each Guarantor, as applicable, ratifies, affirms and acknowledges all of their Guaranteed Obligations in respect of the Existing Guaranty Agreement and related documents and agreements delivered thereunder.

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IN WITNESS WHEREOF, each Guarantor has executed this Guaranty, as of the date first above written.

JACOBS SOLUTIONS INC.

By:
Name:
Title:

JACOBS ENGINEERING GROUP INC.

By:
Name:
Title:

Jacobs Engineering Group Inc.

Second Amended and Restated Guaranty Agreement

Signature Page

EXHIBIT G

FORM OF DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date: _______________, ____

To:	Bank of America, N.A., as Administrative Agent Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                                                                          (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Material Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is                             .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

G - 1

Form of Designated Borrower Request and Assumption Agreement

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By: _________________________________
Name: _____________________________
Title: ________________________________

JACOBS ENGINEERING GROUP INC.

By: _________________________________
Name: _____________________________
Title: ________________________________

G - 2

Form of Designated Borrower Request and Assumption Agreement

EXHIBIT H

FORM OF DESIGNATED BORROWER NOTICE

Date: ____________, ____

To:	Jacobs Engineering Group Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                                                          ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By: _________________________________
Name: _____________________________
Title: ________________________________

H - 1

Form of Designated Borrower Notice

EXHIBIT I

OPINION

[see attached]

I - 1

Opinion Matters

EXHIBIT J-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 6, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section (881)(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form [W-8BEN] [W-8BEN-E]. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	________________________, 20[ ]

J - 1 - 1

Form of U.S. Tax Compliance Certificate

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 6, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Jacobs Solutions Inc., a Delaware corporation, Jacobs Engineering Group Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section (881)(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form [W-8BEN] [W-8BEN-E]. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	________________________, 20[ ]

J - 2 - 1

Form of U.S. Tax Compliance Certificate

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 6, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Jacobs Solutions Inc., a Delaware corporation, Jacobs Engineering Group Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section (881)(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form [W-8BEN] [W-8BEN-E] or (ii) an IRS Form W-8IMY accompanied by an IRS Form [W-8BEN] [W-8BEN-E] from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	________________________, 20[ ]

J - 3 - 1

Form of U.S. Tax Compliance Certificate

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 6, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Jacobs Solutions Inc., a Delaware corporation, Jacobs Engineering Group Inc., a Delaware corporation, the Designated Borrowers from time to time party thereto and each Lender and L/C Issuer from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section (881)(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form [W-8BEN] [W-8BEN-E] or (ii) an IRS Form W-8IMY accompanied by an IRS Form [W-8BEN] [W-8BEN-E] from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	________________________, 20[ ]

J - 4 - 1

Form of U.S. Tax Compliance Certificate

EXHIBIT K

FORM OF

PRICING CERTIFICATE

Dated as of: ________________

To:	Bank of America, N.A., as Administrative Agent

BofA Securities, Inc., as Sustainability Coordinator

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of February 6, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Jacobs Solutions Inc., a Delaware corporation (“Holdings”), Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, each Lender and L/C Issuer from time to time party thereto and BofA Securities, Inc. as Sustainability Coordinator.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                           of the Company, and that, as such, he/she is authorized to execute and deliver this Pricing Certificate to the Administrative Agent on the behalf of the Company, and that:

1.	Attached as Annex A hereto are true and correct copies of the Sustainability Report for the 20[•] Fiscal Year and the review report from the KPI Metrics Auditor with respect thereto.

2.	The Sustainability Fee Adjustment in respect of the 20[•] Fiscal Year is [+][-][•]%, and the Sustainability Rate Adjustment in respect of the 20[•] Fiscal Year is [+][-][•]%.

[Remainder of Page Intentionally Left Blank]

K - 1

Form of Pricing Certificate

IN WITNESS WHEREOF, the undersigned has executed this Pricing Certificate as of the day and year first above written.

COMPANY:
JACOBS ENGINEERING GROUP INC.

By:
Name:
Title:

K - 1

Form of Pricing Certificate

Annex A

SUSTAINABILITY REPORT

This Sustainability Report references the KPI Metric as defined in the Credit Agreement, including the Sustainability Thresholds and Sustainability Targets as set forth therein.

Percentage of Women in Leadership Positions

1.	Percentage of Women in Leadership Positions Threshold for Fiscal Year 20___: _____

2.	Percentage of Women in Leadership Positions Target for Fiscal Year 20___: _____

3.	Percentage of Women in Leadership Positions for Fiscal Year 20___: _____

Check the appropriate boxes:

The KPI Metric is ☐ above, ☐ below or ☐ equal to the Percentage of Women in Leadership Positions Threshold for Fiscal Year 20___.

The KPI Metric is ☐ above, ☐ below or ☐ equal to the 2. Percentage of Women in Leadership Positions Target for Fiscal Year 20___.

K - 1

Form of Pricing Certificate